UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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AMERICAN WATER WORKS COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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AMERICAN WATER WORKS COMPANY, INC.

March 25, 2011

Dear Fellow Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of American Water Works Company, Inc. The meeting will be held on Friday, May 6, 2011, at 10:00 a.m., Eastern Daylight Time, at the Wyndham Hotel, 1111 Route 73 North, Mount Laurel, New Jersey 08054. All holders of record of our outstanding common stock as of the close of business on March 14, 2011 are entitled to vote at the meeting.

The matters to be acted on at the Annual Meeting are described in the accompanying notice of meeting and proxy statement. Please read these documents carefully.

As permitted by Securities and Exchange Commission rules, we are providing most of our stockholders access to our proxy materials over the Internet through a process informally referred to as “e-proxy.” This process enables us to deliver proxy materials to our stockholders in a cost-efficient and an environmentally sensitive manner, while preserving the ability of stockholders to receive paper copies of these materials if they wish.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares in advance of the Annual Meeting by using one of the methods described in the accompanying proxy materials.

If you are unable to attend the meeting in person, you will have the opportunity to listen to a live webcast of the meeting available at www.amwater.com. Instructions on accessing the webcast are explained in detail on page 2.

We will set aside time at the meeting for discussion of each item of business, and American Water’s management will report on the Company’s performance during the last fiscal year and respond to questions from stockholders. If you will need special assistance at the meeting because of a disability, please contact Kellye L. Walker, Chief Administrative Officer, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey 08043, or Investor Relations via email at aw.investorrelations@amwater.com or by telephone at (877) 310-7174.

Thank you for your support and continued interest in American Water.

Sincerely,

George MacKenzie
Chairman of the Board

American Water Works Company, Inc.

1025 Laurel Oak Road

Voorhees, New Jersey 08043

NOTICE OF

2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2011

The Annual Meeting of Stockholders of American Water Works Company, Inc. (the “Company”) will be held at the Wyndham Hotel, 1111 Route 73 North, Mount Laurel, New Jersey 08054, on Friday, May 6, 2011, at 10:00 a.m., Eastern Daylight Time to consider and take action on the following:

1.	election to the board of directors of the eight nominees named in the proxy statement to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

2.	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	an advisory vote on executive compensation;

4.	an advisory vote on the frequency of the advisory vote on executive compensation; and

5.	such other business, if any, as may properly be brought before the meeting or any adjournment or postponement of the meeting.

Holders of record of our outstanding common stock as of the close of business on March 14, 2011 are entitled to vote at the meeting.

By Order of the Board of Directors

Kellye L. Walker
Chief Administrative Officer, General
Counsel and Secretary

March 25, 2011

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail (or, if you received printed proxy materials, on the enclosed proxy card), and the section entitled “Questions and Answers about the Annual Meeting and Voting” beginning on page 1 of this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 6, 2011: The proxy statement and 2010 Annual Report (which includes our annual report on Form 10-K for the year ended December 31, 2010) are available at the Investor Relations section of the Company’s web site at www.amwater.com.

AMERICAN WATER WORKS COMPANY, INC

PROXY STATEMENT

i

AMERICAN WATER WORKS COMPANY, INC.

1025 Laurel Oak Road

Voorhees, New Jersey 08043

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The board of directors of the Company is soliciting your proxy to vote at our 2011 Annual Meeting of Stockholders (or any adjournment or postponement of the Annual Meeting). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

In accordance with rules of the Securities and Exchange Commission, which we refer to as the SEC, we are providing to most of our stockholders a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” rather than mailing a printed copy of our proxy materials. Our proxy materials consist of this proxy statement, a proxy card and our annual report to stockholders, which includes our Form 10-K for the year ended December 31, 2010 and a letter from our President and CEO. We are making these materials available to our stockholders beginning on or about March 25, 2011. More information is provided in the following set of questions and answers, including information on how to receive by mail, free of charge, paper copies of the proxy materials.

When and where will the Annual Meeting be held?

The date, time and place of our 2011 Annual Meeting of Stockholders are set forth below:

DATE:	Friday, May 6, 2011

TIME:	10:00 a.m. (Eastern Daylight Time)

PLACE:	The Wyndham Hotel 1111 Route 73 North Mount Laurel, New Jersey 08054

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and take action upon the matters outlined in the Notice of Meeting:

•	election to the board of directors of the eight nominees named in this proxy statement to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

•	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	an advisory vote on executive compensation;

•	an advisory vote on the frequency of the advisory vote on executive compensation; and

•	such other business, if any, as may properly come before the meeting and any adjournment or postponement of the meeting.

American Water’s management will also report on the Company’s performance during the last fiscal year and respond to questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Stockholders of record who owned American Water common stock at the close of business on March 14, 2011, the record date, are entitled to vote. As of the record date, there were 175,295,690 shares of American Water common stock outstanding.

What is required to attend the Annual Meeting?

You will need an admission card and picture identification to enter the Annual Meeting. To obtain an admission card, which will be mailed to you prior to the meeting, please follow the advance registration instructions on the back inside cover of this proxy statement. If your shares are not registered in your own name, you must provide, at the entrance to the Annual Meeting, evidence of your stock ownership as of March 14, 2011. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement.

If you have a disability, we can provide reasonable assistance to help you participate in the meeting. If you plan to attend the meeting and require assistance, please contact Kellye L. Walker, Chief Administrative Officer, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey, 08043, or Investor Relations by email at aw.investorrelations@amwater.com or by telephone at (877) 310-7174, at least one week prior to our meeting.

Will there be a webcast of the Annual Meeting?

Yes. You are invited to listen to the Annual Meeting webcast live via the Internet on Friday, May 6, 2011, beginning at 10:00 a.m., Eastern Daylight Time. Accessing the webcast will enable you to hear the speakers on a live basis. Stockholders of record also will be able to vote their shares electronically and submit questions during the meeting.

The webcast may be accessed on our website at www.amwater.com. The event may be accessed by clicking on “Investors” at the top of the page, and following the Annual Meeting webcast link. Minimum requirements to listen to this broadcast online are: Windows Media Player software, downloadable at www.microsoft.com/windows/windowsmedia/download/default.asp, and at least a 28K connection to the Internet.

To listen to the live webcast, please go to the website at least 30 minutes early to download and install any necessary software. If you plan to listen online, we suggest that you test your computer’s access to Windows Media Player by visiting the above URL one week prior to the meeting date.

If you are unable to listen online during the meeting, the event will be archived on the Company’s website at the same address through June 6, 2011.

What are the board of directors’ recommendations regarding the matters to be acted on at the Annual Meeting?

The board of directors recommends a vote:

•	FOR the election of all director nominees named in this proxy statement;

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	FOR the approval, on an advisory basis, of our executive compensation; and

•	FOR the approval, on an advisory basis, of an ANNUAL advisory vote on executive compensation.

What is e-proxy, and why is American Water using it?

E-proxy is the informal name for a process permitted by SEC rules. Under this process, a company can make its proxy materials available to some or all of its stockholders over the Internet, instead of mailing paper copies of the proxy materials to every stockholder. We are using e-proxy to distribute proxy materials to some of our stockholders because it will reduce our printing and mailing costs and reduce the consumption of paper and other resources.

How do I access the proxy materials on the Internet?

We have mailed to some of our stockholders a Notice. If you hold your shares through a bank or broker, that bank or broker will arrange to have a Notice provided to you. The Notice has instructions on how to access our proxy materials on the Internet.

I received the Notice, but I prefer to read my proxy materials on paper—can I get paper copies?

Yes. The Notice has instructions on how to request paper copies by telephone, e-mail or on the Internet. We will send, free of charge, printed materials by first class mail within three business days of receiving your request. If you so indicate in your request, you also will receive the materials in paper form with respect to future stockholder meetings.

I previously consented to the electronic delivery of proxy materials—will I continue to receive them via e-mail?

Yes. If you have already elected to receive proxy materials electronically, you will continue to receive them that way.

How many votes do I have?

Each outstanding share of American Water common stock is entitled to one vote. The number of shares you own is reflected on your proxy card.

Is there a difference between holding shares “of record” and holding shares in “street name”?

Yes. If your shares are registered directly in your name, you are considered to be the stockholder “of record” with respect to those shares, and either the Notice or paper copies of the proxy materials are being sent directly to you by American Water. If your shares are held in the name of a bank or broker, then you are considered to hold those shares in “street name.” In that case, the Notice is being sent to you or paper copies of the proxy materials are being forwarded to you, by or on behalf of your bank or broker.

How many votes must be present to hold the Annual Meeting?

A quorum of shares outstanding is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of record of a majority of the shares entitled to vote constitutes a quorum.

How can I vote my shares?

You may vote in person at the Annual Meeting or you may designate another person—your proxy—to vote your stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to vote your shares by proxy even if you plan to attend the Annual Meeting. You can change your vote at the meeting. If you are a stockholder of record, you can vote by proxy over the Internet or by telephone by following the instructions in the Notice, or, if you received printed copies of the proxy materials by mail, you can also vote by mail or telephone.

If your shares are held in “street name,” then you may give voting instructions in the manner provided by your bank or broker.

If I want to vote my shares in person at the Annual Meeting, what must I do?

If you attend the Annual Meeting, hold your shares directly in your own name, and wish to vote in person rather than by proxy, we will give you a ballot when you arrive. However, if you hold your shares in street name, you must obtain a legal proxy assigning to you the right to vote your shares from the nominee who is the stockholder of record. You must submit your legal proxy with your ballot to vote your shares in person.

What are my choices when voting?

You may specify whether your shares should be voted for all, some or none of the nominees specified in this proxy statement for election as directors. With respect to the advisory vote on the frequency of the advisory vote on executive compensation, you may specify whether your shares should be voted for holding the advisory vote on executive compensation every year, every two years or every three years, or whether you abstain from voting. You also may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to each of the other proposals. If you sign and return a proxy card, one of the individuals named on the proxy card will vote your shares as you have directed.

What if I do not specify how I want my shares voted?

If you are a stockholder of record and return a signed proxy card, or if you give your proxy by telephone or over the Internet, but do not provide voting instructions, one of the individuals named on your proxy card will vote your shares in accordance with the Board’s recommendations described above. Please see the discussion below under “What vote is required to approve the election of directors?” and “What vote is required to approve the other proposals?” for further information on the voting of shares.

How can I revoke my proxy or substitute a new proxy or change my vote?

If you are a record holder, you can revoke your proxy as follows:

For a proxy submitted by internet or telephone

•	Submitting in a timely manner a later-dated proxy in person at the meeting or through the Internet or by telephone; or

•	Voting in person at the Annual Meeting.

For a proxy submitted by mail

•	Subsequently executing and mailing another proxy card bearing a later date; or

•	Giving written notice of revocation to American Water’s Secretary at 1025 Laurel Oak Road, Voorhees, NJ 08043 that is received by the Secretary prior to the Annual Meeting; or

•	Voting in person at the Annual Meeting.

If your shares are held in street name, contact your bank or broker.

What vote is required to approve the election of directors?

Directors will be elected by the vote of the majority of votes cast. For this purpose, a majority of the votes cast means that the number of shares voted for a director must exceed the number of shares voted against the director.

What vote is required to approve other proposals?

Approval of other proposals requires the affirmative vote of a majority of the votes cast at the meeting. Abstentions are counted as votes “against” a proposal, and broker non-votes are not counted as votes for or against the proposals. A “broker non-vote” occurs when a broker holding shares for the account of a beneficial owner is not permitted to vote on a matter because the broker has not received voting instructions from the beneficial owner. Under New York Stock Exchange rules, brokers are not permitted to vote on the election of directors, the advisory vote on executive compensation or the advisory vote on the frequency of the advisory vote on executive compensation; brokers may vote on these matters only if you provide voting instructions.

Who counts the votes?

A representative from Broadridge Financial Solutions, Inc., an investor communications service, will serve as our inspector of election. In that capacity, Broadridge will tabulate the votes and certify the results.

How do I obtain the voting results?

Preliminary voting results will be announced at the Annual Meeting, and a webcast of our meeting will be archived on the Events and Presentation page which can be accessed through our Investor Relations page at www.ir.amwater.com through June 6, 2011. Preliminary voting results will be published in a Current Report on a Form 8-K that we will file with the SEC within four business days after the meeting ends. Once the definitive voting results are received, we will file an amendment to the Form 8-K within four business days following the receipt of the final results. A copy of the Form 8-K will be available on the SEC Filings page of our web site after it is filed with the SEC, or can be obtained by calling Investor Relations at (877) 310-7174 and requesting a copy. To access the SEC Filings page, click on the Financial Reporting link on our Investor Relations page and then click on the link that says “Please click here for SEC filings.”

Can American Water deliver only one set of Annual Meeting materials to multiple stockholders who share the same address?

Yes. The SEC’s rules regarding the delivery to stockholders of Notices and annual reports permit us to deliver a single copy of these documents to an address shared by two or more of our stockholders. This method of delivery is called “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we may deliver only one Notice, or if applicable, one proxy statement and Annual Report to Stockholders to multiple stockholders sharing a single address, unless we receive instructions to the contrary from one or more of the stockholders. If you would like to receive more than one copy of the Notice, or if applicable, the proxy statement and our Annual Report to Stockholders, we will promptly send you additional copies upon written or oral request to Kellye L. Walker, Chief Administrative Officer, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey, 08043, telephone: (856) 346-8200. The same phone number and address may be used to notify us that you wish to receive a separate annual report or proxy statement in the future, or to request delivery of a single copy of the Notice, or if applicable, annual report or proxy statement if you are receiving multiple copies.

Who will pay the costs for proxy solicitation?

We will bear the expenses of the solicitation of proxies. We will also pay the fees of brokerage firms and other nominees of beneficial owners associated with their provision of the Notice, forwarding of proxy materials to beneficial owners and obtaining beneficial owners’ voting instructions.

In addition to soliciting by e-proxy and by mail, our directors, officers and employees also may solicit by telephone, telecopy or in person. We will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitations.

(Proposal 1)

ELECTION OF DIRECTORS

Our board currently consists of eight directors. All of our current directors have been nominated for election this year to hold office until the 2012 Annual Meeting of Stockholders or until their successors are elected and qualified. The board of directors believes that these nominees will be able to serve as directors if elected. If a nominee is not able to serve, proxies will be voted for another person nominated by the board of directors, unless the board of directors reduces the number of directors.

Our bylaws require that in order to be elected, a director nominee must receive a majority of the votes cast with respect to the nominee in uncontested elections (for this purpose, a majority of the votes cast means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on the board of directors. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” Under our bylaws and corporate governance guidelines, each incumbent director nominee submits, prior to an annual meeting of stockholders, a contingent resignation that the board of directors may accept if stockholders do not re-elect the director. In that situation, our nominating/corporate governance committee would make a recommendation to the board of directors on whether to accept or reject the resignation, or whether to take other action. The board of directors would act on the resignation, taking into account the nominating/corporate governance committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

Nominees for Election as Directors

Name, Period Served as Director and Age
Stephen P. Adik Director since 2009 Age 67

Mr. Adik has been a member of our board of directors since June 2009. Mr. Adik most recently served as the Vice Chairman, Executive Vice President and Chief Financial Officer of NiSource, Inc., an electric, natural gas and pipeline company operating in 16 states, until his retirement in December 2003. Mr. Adik previously held leadership positions with the American Natural Resources Company, Lehigh Valley Railroad, Amtrak, Chicago & North Western Railroad and Chesapeake & Ohio Railroad. Mr. Adik is a member of the board of directors and Chair of the audit committee of Northwestern Energy. Mr. Adik also serves on the board of directors of Dearborn Midwest Conveyor Company, Chicago, SouthShore and South Bend Railroad, and the Regional Bus Authority of Northwest Indiana. In addition, Mr. Adik served on the board of directors of Beacon Power Corporation, where he served on the audit committee, until resigning in November 2010. Mr. Adik received a Bachelor of Science degree in Mechanical Engineering from the Stevens Institute of Technology, and an MBA degree in Finance from Northwestern University.

Mr. Adik’s long executive experience with an energy-related company and additional extensive experience in leadership positions with regulated entities enable him to assist the full board in assessing government regulatory considerations. In addition, his experience as a financial executive enables him to provide knowledgeable perspectives on financial matters.

Martha Clark Goss Director since 2003 Age 61

Ms. Clark Goss has been a member of our board of directors since October 2003, and she has served as Chair of the audit committee since December 2005. Ms. Clark Goss has served on the board of trustees of the Neuberger Berman Mutual Funds since 2007, where she has served as vice chair of the audit committee and the governance and nominating committee since 2010. Ms. Clark Goss has served as Chief Operating Officer and Chief Financial Officer of Amwell Holdings/Hopewell Holdings LLC, a holding company and investment vehicle for investments in healthcare related companies start-up, since 2003. From February 2005 to May 2007, she served on the board of directors of Claire’s Stores, Inc., a specialty retailer, which was a public company during her tenure. From July 2006 to March 2009, she served as the non-executive Chair of Channel Reinsurance Ltd. From 2002 to 2004, she was a subcontractor for Resources Global Professionals. Previously, Ms. Clark Goss served as the Chief Financial Officer of The Capital Markets Company from 1999 to 2001, the Chief Financial Officer of Booz-Allen & Hamilton from 1995 to 1999 and in various senior executive positions at Prudential Insurance Company from 1981 until 1995. In addition, Ms. Clark Goss served on the board of directors of Ocwen Financial Corporation until resigning in May 2010, and served on the audit committee during her tenure. Ms. Clark Goss received a Bachelor of Arts degree from Brown University and an MBA degree from The Harvard Business School.

Ms. Clark Goss’ extensive financial experience provides valuable insights to both our audit committee and our board. In addition, her experience as President of an investment subsidiary of Prudential, responsible for substantial investments in electric and gas public utilities and alternative energy projects, enables her to share with the board considerable knowledge regarding public utilities.

Julie A. Dobson Director since 2009 Age 54

Ms. Dobson has been a member of our board of directors since June 2009. She most recently served as Chief Operating Officer and one of the founding principals of TeleCorp PCS, a wireless/mobile phone company serving more than a million customers when sold to AT&T Wireless in 2002. Prior to her tenure at TeleCorp PCS, Ms. Dobson served in a variety of leadership positions during an almost twenty year career in what became Verizon Communications, Inc., including President of the New York Region of Bell Atlantic Mobile, vice president of Bell Atlantic Enterprises Corporation, and President and Chief Executive Officer of Bell Atlantic Business Systems International. Ms. Dobson currently serves on the board of directors of PNM Resources, Inc. (Public Utility of New Mexico), where she chairs the audit committee and serves on the compensation and human resources committees. She also serves on the board of directors of Safeguard Scientifics, Inc., where she chairs the compensation committee and serves on the nominating and governance committee. In addition, Ms. Dobson served on the board of directors of LCC International, Inc., until January of 2010, where she was non-executive Chairman of the Board and served on the audit, finance, compensation and nominating and governance committees at various times during her tenure. Ms. Dobson earned her MBA from the University of Pittsburgh and a Bachelor of Science degree from the College of William and Mary.

Ms. Dobson’s executive experience with both regulated and unregulated subsidiaries of a major telecommunications company provides her with a substantive understanding of a variety of issues confronting our business, which includes both regulated and unregulated operations. Specifically, her experience includes management over several initiatives to expand deregulated lines of business, which enables her to assess similar expansion efforts relating to our market-based operations. Her involvement in strategic planning and mergers and acquisitions at Bell Atlantic also enables her to provide insights with respect to our acquisition strategy.

Richard R. Grigg Director since 2008 Age 62	Mr. Grigg has been a member of our board of directors since August 2008. Mr. Grigg most recently served as Executive Vice President of FirstEnergy Corp. and President of FirstEnergy Utilities Group, a diversified energy company headquartered in Akron, Ohio, until his retirement in March 2010. The business unit he led included FirstEnergy’s Energy Delivery Group, which includes seven electric utility operating companies in Ohio, Pennsylvania and New Jersey, along with Customer Service and Federal Energy Regulatory Commission Compliance. He first joined FirstEnergy in 2004 as Executive Vice President and Chief Operating Officer. Prior to joining FirstEnergy, Mr. Grigg had a 34-year career at Wisconsin Energy Corporation, a public holding company, which we refer to as WEC, retiring as President and Chief Executive Officer of its subsidiary, WE Generation. He served in a variety of management positions at other WEC subsidiaries, including Wisconsin Electric Power Company and Wisconsin Gas Company, where he was President and Chief Operating Officer. Mr.Grigg also served as a director of WEC from 1995 to 2003. Mr. Grigg currently serves on the Board of Trustees of the Akron Children’s Hospital and the board of directors of Tangent Energy Solutions, Inc. and the All American Soap Box Derby, in Akron, Ohio. Mr. Grigg is a former member of the board of directors of the Northeast Ohio Council on Higher Education, where he served as an associate member of The President’s Council, Cleveland, Ohio. Mr. Grigg was President and on the board of the Association of Edison Illuminating Companies and is a member of the American Society of Mechanical Engineers. Mr. Grigg also holds professional engineer licenses in Ohio and Wisconsin.

Mr. Grigg’s long career as a public utility executive, including experience as a senior executive at two large public utilities and his engineering and technical expertise, enables him to provide valuable insights to the board on regulated utility financial structures and regulatory considerations in several states, including Pennsylvania and New Jersey, where we have significant regulated operations.

Julia L. Johnson Director since 2008 Age 48

Ms. Johnson has been a member of our board of directors since August 2008. Ms. Johnson is president of NetCommunications, LLC, a strategy consulting firm specializing in the communications, energy, and information technology public policy arenas. Ms. Johnson served on the Florida Public Service Commission from January 1992 until November 1999, serving as chairwoman from January 1997 to January 1999. Ms. Johnson also serves on the board of directors of Allegheny Energy, Inc., a utility holding company, which, through its subsidiaries, engages in power generation operations, as well as natural gas distribution and transmission, MasTec, Inc., a provider of telecommunications and energy infrastructure construction, and Northwestern Corporation, a provider of electricity and natural gas.

Ms. Johnson’s service on a state public service commission with regulatory oversight over Florida’s electric, telecommunications and water and wastewater industries, coupled with her current leadership of a firm specializing in regulatory analysis and legal strategy, enables her to provide a valuable perspective on regulatory and public policy matters affecting our operations.

George MacKenzie Director since 2003 Age 62

Mr. MacKenzie has been a member of our board of directors since August 2003 and Chairman of our board since May 2006. In addition to his role with American Water, Mr. MacKenzie has served on the board of directors of Safeguard Scientifics, Inc. since February 2003, where he is a member of the audit committee and Tractor Supply Co. since May 2007, where he also is a member of the audit committee. He previously served on the board of directors of C&D Technologies, Inc. from March 1999 until December 2010, Central Vermont Public Service Corp. from May 2001 to May 2006 and traffic.com from December 2005 to March 2007. He also serves on the board of directors of Weston Solutions, Inc., the Board of Trustees of the Medical Center of Delaware and is a member of the Investment Committee at the University of Delaware. Mr. MacKenzie previously served as Vice Chairman of the Board and Chief Financial Officer of Hercules Incorporated, a global manufacturer of chemical specialties, from 1979 to 2001. During his 22-year career with Hercules, he served in a variety of senior management roles including President of the Chemical Specialty Division. From September 2001 to June 2002, Mr. MacKenzie was Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a specialty paper manufacturer.

Mr. MacKenzie’s experience on, and knowledge concerning, public company directorships and his extensive experience provides valuable insights into our corporate governance. Moreover, his lengthy experience in operational and financial management enables him to provide useful insights on executive management considerations. His financial executive experience, coupled with his public accounting background, gives him an intimate knowledge of financial matters.

William J. Marrazzo Director since 2003 Age 61

Mr. Marrazzo has been a member of our board of directors since October 2003. He has been the Chief Executive Officer and President of WHYY, Inc., a public television and radio company, since 1997. He served as Water Commissioner for the Philadelphia Water Department from 1971 to 1988 and Managing Director for the City of Philadelphia from 1983 to 1984. From 1988 to 1997, Mr. Marrazzo served as Chief Executive Officer of Roy F. Weston, Inc., an environmental and redevelopment firm that was a public company during his tenure. Mr. Marrazzo has been a member of the board of directors of Amerigas Partners, L.P. since April 2000, and currently serves on its audit and compensation committees. In addition, he has served on the board of directors of Woodward & Curran since October 2001, and is expected to retire this year.

Mr. Marrazzo’s distinguished public service career, including his responsibilities as Water Commissioner for the Philadelphia Water Department, one of the nation’s largest, which serves the Greater Philadelphia region by providing integrated water, wastewater and stormwater services, coupled with his executive experience at an environmental firm, enables him to assist the board in addressing water system, environmental and sustainability issues, as well as regulatory and public policy matters. Mr. Marrazzo’s experience as an executive of a public television and radio company enables him to assist the board in assessing our marketing and communications strategies. Moreover, his executive experience in both the public and private sector enables him to contribute meaningfully to board consideration of a variety of operational and financial matters.

Jeffry E. Sterba Director since 2010 Age 55

Mr. Sterba has been our President and Chief Executive Officer since August 2010. Prior to joining American Water, Mr. Sterba served as Chairman and CEO of PNM Resources, Inc., the parent company of PNM, Texas-New Mexico Power Company (TNMP) and First Choice Power, from 2000 until March 2010. He currently serves as Non-Executive Chairman of PNM Resources. Since joining PNM in 1977, he held a succession of positions including Executive Vice President and Chief Operating Officer, Senior Vice President Bulk Power Services, Senior Vice President Asset Restructuring, Senior Vice President Retail Electric & Water Services and Vice President Revenue Management. From 1998 to 2000, Mr. Sterba was Executive Vice President of United States Enrichment Corporation (USEC), a global energy company headquartered in Maryland.

He has served as the chair of Edison Electric Institute, the national association of shareholder owned utilities, and chair of the Electric Power Research Institute, a non-profit center for energy and environment research. He serves on the board of directors of the Meridian Institute and is a member of the Business Environmental Leadership Council for the Pew Center on Global Climate Change. Mr. Sterba also previously served on the board of directors of the U.S. Chamber of Commerce.

Mr. Sterba’s executive oversight of, and intimate knowledge regarding our operations, by virtue of his service as our President and CEO, enables him to provide valuable insights regarding our operations and personnel. In addition, his involvement as chair of the Edison Electric Institute and the Electric Power Research Institute, and service on other energy and environmental research organizations has made him a nationally recognized thought leader on energy policy, climate change legislation, renewable energy and sustainability, and enables him to provide our board of directors with knowledgeable perspectives in these areas. In addition, his long career at PNM Resources enables him to provide important insights on regulated and market-based utility operations.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote FOR the election of all director nominees named in this proxy statement.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Other Corporate Governance Documents

Our corporate governance guidelines, including guidelines relating to director qualification standards, director responsibilities, the committees of the Board, director access to management, employees and independent advisors, director compensation and other matters relating to our corporate governance, are available on the Corporate Governance page of our website, which can be accessed by clicking on the Investor Relations link on our homepage, www.amwater.com, or can be accessed directly at http://ir.amwater.com/governance.com. Also available on the Corporate Governance page are other corporate governance documents, including our Code of Ethics and the charters of the compensation committee, audit committee, finance committee and nominating/corporate governance committee.

You may also request a copy of these documents in printed form at no cost by writing to Kellye L. Walker, Chief Administrative Officer, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey 08043, or by telephoning us at 856-346-8200.

Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.

Determination of Independence of Directors

The board of directors is, among other things, responsible for determining whether each of the directors is “independent” within the meaning of New York Stock Exchange, which we refer to as the “NYSE,” listing standards. In addition, the board of directors has adopted the following categorical standards to assist it in making independence determinations. The categorical standards establish thresholds at which such relationships are deemed to be not material. Under these standards a director is not independent if:

•

the director is, or has been within the last three years, an employee of American Water, or an immediate family member of the director is, or has been within the last three years, an executive officer of American Water. (Employment as an interim CEO or other officer will not disqualify a director from being considered independent following that employment);

•

the director or an immediate family member of the director is a current partner of a firm that is our internal or external auditor; the director is a current employee of the firm; an immediate family member of the director is a current employee of the firm and personally works on our audit; or the director or an immediate family member of the director is a former partner or employee of such a firm and personally worked on our audit within the last three years;

•

the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

•

the director or an immediate family member of the director received, during any 12 month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (Compensation received by a director for former service as an interim CEO or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of us (other than an executive officer) need not be considered in determining independence under this standard.);

•

the director is a current employee or holder of more than 10 percent of the equity of another company, or an immediate family member of the director is a current executive officer or holder of more than 10 percent of the equity of another company, that has made payments to, or received payments from, us in any of the last three fiscal years of the other company, that exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues; or

•

the director is a current executive officer of a charitable organization to which we have made charitable contributions in any of the charitable organization’s last three fiscal years that exceed the greater of $1 million or two percent of that charitable organization’s consolidated gross revenues.

For purposes of the categorical standards set forth above, (a) a person’s immediate family includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home, and (b) the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

The Company’s board of directors has affirmatively determined that each of Stephen P. Adik, Martha Clark Goss, Julie A. Dobson, Richard R. Grigg, Julia L. Johnson, George MacKenzie and William J. Marrazzo is independent.

Executive Sessions of Independent Directors

The board meets at regularly scheduled executive sessions without members of management present. Mr. MacKenzie, our board chairman, presides over these sessions.

Board Leadership Structure

Our corporate governance guidelines provide that the chairman of the board must be an independent director. We believe that the oversight function of the board of directors is enhanced when an independent director, serving as chairman, is in a position to set the agenda for, and preside over, meetings of our board. We also believe that our leadership structure enhances the active participation of our independent directors.

Board Role in Risk Oversight

The board administers its risk oversight function principally through our finance committee and also through our audit committee and compensation committee. The finance committee oversees our enterprise risk management process. To gain an understanding of the magnitude of risks and to consider approval of risk management policies, the finance committee receives quarterly reports from management regarding our major financial and operational risk exposures and management’s activities to monitor and mitigate these exposures. In addition, our audit committee routinely discusses our policies with respect to risk assessment and risk management. To assist the audit committee in addressing these matters, the finance committee reports to audit committee at least annually regarding finance committee activities regarding enterprise risk management. In this regard, the chairman of the finance committee meets annually with management and the audit committee. The compensation committee also considers risk, in the context of our incentive compensation programs and practices.

The board regularly receives reports with regard to the board committee risk assessments described above.

Committees of the Board of Directors

Our board of directors conducts its business through four standing committees: the audit committee, the compensation committee, the finance committee and the nominating/corporate governance committee. In addition, from time to time, special committees may be established under the direction of our board of directors. All of the current committees of the board are comprised of directors who have been determined by our board of directors to be independent under currently applicable listing standards of the NYSE, and in the case of members of the audit committee, to have satisfied additional independence requirements applicable to audit committee members. Each of the board’s four standing committees operates in accordance with the terms of a written charter, and each committee has the authority to retain outside advisors, including legal counsel or other experts, as it deems appropriate in its sole discretion and to approve the fees and expenses associated with such advisors.

Code of Ethics

Our board of directors adopted a Code of Ethics applicable to our directors, officers and employees, which was amended in January 2010. Among other things, the Code of Ethics is designed to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Ethics provides for the prompt internal reporting of violations of the Code to an appropriate person identified in the Code and contains provisions regarding accountability for adherence to the Code. The Code of Ethics is available at the web site address listed above, or can be requested, free of charge, by writing to the Office of the Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey 08043. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics by making disclosures concerning such matters available on the Investor Relations page of our website.

Stockholder Communications to the Board

Stockholders may communicate directly with the board of directors or individual members of the board of directors by submitting written correspondence to American Water Board of Directors, 1025 Laurel Oak Road, Voorhees, New Jersey 08043 or via email: contacttheboard@amwater.com.

Our “whistleblower” policy prohibits American Water or any of its employees from retaliating or taking any adverse action against anyone for raising a concern in good faith. If an interested party nonetheless prefers to raise his or her concern to the board in a confidential or anonymous manner, the concern may be directed to our confidential ethics hotline at (877) 207-4888. Matters raised on the hotline, including those matters received confidentially, are properly investigated and reviewed by the chair of the audit committee.

BOARD AND COMMITTEE MEMBERSHIP

During 2010, our board of directors held 12 meetings. In addition, there were nine audit committee meetings, 11 compensation committee meetings, five nominating/corporate governance committee meetings and six finance committee meetings. Some of these meetings were conducted by telephone conference. All of the incumbent directors attended at least 75 percent of the total number of meetings of the board and board committees of which the director was a member during 2010. Although we do not have a formal policy regarding board member attendance at the annual meeting, we do encourage their attendance, and all of the directors attended last year’s annual meeting.

The table below provides membership information for each board committee:

Director	Audit	Compensation	Nominating/ Corporate Governance	Finance
Stephen P. Adik	✓			✓

Martha Clark Goss	Chair	✓		✓

Julie A. Dobson		✓	✓

Richard R. Grigg			✓	Chair

Julia L. Johnson		✓	✓

George MacKenzie	✓	✓	Chair

William J. Marrazzo	✓	Chair		✓

Audit Committee

Our audit committee consists of Ms. Clark Goss (Chair) and Messrs. Adik, MacKenzie and Marrazzo. Our board of directors has determined that each member of the audit committee is an “audit committee financial expert,” within the meaning of SEC regulations. The audit committee operates under a written charter, which is available at the website address provided above. The audit committee has responsibility for, among other things:

•	appointing the independent registered public accounting firm to audit the consolidated financial statements of American Water and its subsidiaries;

•	reviewing the arrangements for and scope of the audit;

•	reviewing and discussing with management and the independent auditors the results of the audit of the consolidated financial statements;

•	reviewing audit problems and management responses;

•	reviewing adjustments or estimates proposed by the independent auditors;

•	reviewing any significant deficiency or material weakness in the design or operation of internal accounting controls identified by the independent auditors;

•	reviewing all critical accounting policies and practices;

•	reviewing all alternative accounting treatments of financial information within generally accepted accounting principles that have been discussed with management;

•	reviewing other material written communications between the independent auditors and members of management;

•	reviewing and resolving any disagreement between management and the independent auditors regarding financial reporting;

•	reviewing the independent auditors’ report describing internal quality control procedures and material issues raised by the most recent quality control review;

•	reviewing and discussing SEC filings with management and, to the extent that such filings contain financial information, with the independent auditors;

•	discussing earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies;

•

overseeing policies and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting and other controls, auditing matters and suspected infractions of our Code of Ethics;

•	discussing risk assessment and risk management policies with the chair of the finance committee and management;

•

overseeing the internal audit function and reviewing the reports of any internal auditor with respect to any financial safeguard problem that has not resulted in corrective action or otherwise been resolved to the internal auditors’ satisfaction; and

•	reviewing with the General Counsel any legal matter that could have a significant impact on the Company’s financial statements.

Compensation Committee

Our compensation committee consists of Messrs. Marrazzo (Chair) and MacKenzie and Mses. Clark Goss, Dobson and Johnson. The compensation committee operates under a written charter, which is available at the website address provided above. The compensation committee has responsibility for, among other things:

•	establishing and reviewing our overall compensation philosophy;

•	setting compensation for our Chief Executive Officer and our other executive officers;

•	annually reviewing and recommending to the board of directors the form and amount of director and chairman compensation;

•	reviewing and making recommendations to our board of directors, or approving, all awards of stock or stock options pursuant to our equity-based plans; and

•	reviewing, assessing and making recommendations to our board of directors regarding the compensation related risks associated with our compensation policies and practices.

In addition, the compensation committee annually reviews our short- and long-term incentive plans to ensure that they have the appropriate mix of fixed and at-risk components.

Throughout 2010, the compensation committee utilized the services of DolmatConnell & Partners, as its independent compensation consultant, referred to below as “DolmatConnell” and also referenced data provided by Towers Watson & Co., an executive compensation consultant, referred to below as “Towers Watson,” as described in more detail under “Compensation Discussion and Analysis.” DolmatConnell did not provide any services to management or our executive officers.

In February 2011, the compensation committee adopted a policy under which it will use only compensation consultants that are independent of American Water. A compensation consultant is deemed independent under the policy if the compensation consultant:

•	is retained by the compensation committee, and reports solely to the compensation committee in connection with the compensation committee’s discharge of its duties and responsibilities; and

•	does not provide any other services or products to American Water or its management.

The compensation committee also performs an annual assessment of its compensation consultants’ independence and its performance.

In December 2010, in accordance with good governance practices and during its typical annual review process, the compensation committee issued a request for proposal for independent compensation consulting. After reviewing a number of responses, including one from DolmatConnell, the committee decided to retain Hay Group, Inc., referred to below as “Hay Group,” to assist the compensation committee with the execution of its duties and responsibilities primarily with respect to all aspects of executive and director compensation and to a lesser extent, enterprise compensation matters in general.

Nominating/Corporate Governance Committee

Our nominating/corporate governance committee consists of Messrs. MacKenzie (Chair) and Grigg and Mses. Dobson and Johnson. The nominating/corporate governance committee operates under a written charter, which is available at the website address provided above. The nominating/corporate governance committee has responsibility for, among other things:

•	establishing criteria for the selection of new directors to serve on our board of directors;

•	identifying qualified candidates to serve on our board of directors and recommending their election to our board of directors;

•	making recommendations to our board of directors as to whether members of our board of directors should stand for re-election;

•

developing and recommending to our board of directors our corporate governance guidelines, assessing those guidelines annually and making recommendations to our board of directors in light of such assessments as may be appropriate; and

•	reviewing the composition of each committee of the board of directors and recommending appropriate changes to the committees.

We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the board of directors to fulfill its responsibilities. Therefore, the nominating/corporate governance committee considers diversity in identifying nominees for directors. In this regard, the nominating committee views diversity in a broad sense, including on the basis of business experience, public service experience, gender and ethnicity. In addition, our corporate governance guidelines provide that members of the board must be persons of good character and thus must possess all of the following personal characteristics:

•	Integrity: Directors must demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Directors must be willing to be accountable for their decisions as directors.

•	Judgment: Directors must possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Directors must interact with each other in a manner which encourages responsible, open, challenging and informed discussion.

•	High Performance Standards: Directors must have a history of achievement which reflects high standards for themselves and others.

•	Commitment and Enthusiasm: Directors must be committed to, and enthusiastic about, their performance for American Water as directors, both in absolute terms and relative to their peers.

•	Courage: Directors must possess the courage to express views openly, even in the face of opposition.

Our corporate governance guidelines also state that the board of directors should strive to have members with knowledge, experience and skills in the following core competencies: accounting and finance, business judgment, management, crisis response, industry knowledge, utility regulation, leadership and strategy/vision. In this regard, in evaluating a candidate’s experience and skills, the nominating/corporate governance committee will consider qualities such as an understanding of the water industry, utilities, marketing, finance, utility and environmental regulation and public policy issues. The nominating/corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The process followed by the nominating/corporate governance committee to identify and evaluate candidates includes requests to board of directors members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating/corporate governance committee and other members of the board of directors. The nominating/corporate governance committee may engage a third party to assist in the search for director candidates or to assist in gathering information regarding a director candidate’s background and experience. If the nominating/corporate governance committee engages a third party, the nominating/corporate governance committee approves the fee that American Water pays for these services.

The nominating/corporate governance committee also will consider qualified director candidate recommendations by stockholders. A stockholder’s recommendation should be sent to: Office of the Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, NJ 08043. The recommendation must include the following information:

•	the name, age, business address and residence address of the candidate;

•	a resume describing the candidate’s qualifications;

•	other information about the candidate that would be required to be included in a proxy statement under the rules of the SEC;

•	a description of all arrangements or understandings relating to the nomination between or among the stockholder, the candidate and any other person or persons;

•	the signed consent of the candidate to serve as a director if elected;

•	the name and address of the stockholder who is submitting the recommendation; and

•	evidence of the number of shares of American Water’s common stock that the recommending stockholder owns and the length of time the shares have been owned.

The nominating/corporate governance committee may seek additional information regarding the candidate. The committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

Finance Committee

Our finance committee consists of Messrs. Grigg (Chair), Adik and Marrazzo and Ms. Clark Goss. The finance committee operates under a written charter, which is available at the website address provided above. The finance committee is responsible for, among other things, monitoring, reviewing and evaluating:

•	our financial forecasts, financial condition and our anticipated financing requirements;

•	our capital structure and proposed short-and long-term changes in our capital structure, including changes resulting from new issuances, purchases or redemptions of debt and equity securities;

•	our capital expenditure plan and strategies;

•	our dividend payment policy and any proposed changes;

•	the investment performance of the assets held under our employee benefits plans, and the investment guidelines of the Retirement Plan Committee;

•	our plans and strategies relating to the divestiture or disposition of assets;

•	our cash management plans and strategies; and

•	our growth opportunities, including acquisitions and business development proposals.

In addition, the finance committee oversees our enterprise risk management process and our insurance risk management policies and programs and approves our debt issuances within limits authorized by the board in our business plan.

DIRECTOR COMPENSATION

In 2010, our non-employee directors received an annual cash retainer of $40,000, which was payable in quarterly installments of $10,000, plus a fee of $2,000 for each board of directors meeting attended, and $1,000 for each telephonic board meeting attended. The Chairman of the board of directors received an additional annual cash retainer of $35,000, the Chair of the audit committee received an additional annual cash retainer of $10,000, and the Chairs of the compensation committee, finance committee and nominating/corporate governance committee each received an additional annual cash retainer of $5,000. Members of the committees of the board of directors received a fee of $1,500 for each meeting attended of the applicable committee, and $750 for each telephonic committee meeting. In addition, our non-employee directors receive annual stock compensation of $50,000 in restricted stock units, and the Chairman of the Board receives an additional $35,000 in restricted stock units. The actual number of stock units granted is based on the closing price of our common stock on the date of grant, as reported on the NYSE Composite Tape. The restricted stock units vest on the date of grant and are typically distributed to the directors 15 months after the date of grant. A director is required to hold shares equaling four times their annual cash retainer, by the later of February 2015, or the fifth anniversary of the commencement of service as a Director. The non-employee directors are reimbursed for expenses incurred in attending board and committee meetings.

Our directors also received additional compensation in connection with their participation in our management succession process, as described in Notes 1 and 3 to the table below.

The Company established the Nonqualified Deferred Compensation Plan for Non-Employee Directors under which directors may defer up to 100 percent of their annual retainer and meeting fees on a tax-deferred basis. Directors may elect to receive their deferrals upon (i) separation from service, (ii) a specified date, (iii) the earlier of separation from service or a specified date or (iv) the later of separation from service or a specified date or, if earlier, a change in control, and may elect to receive their deferrals in the form of a lump sum or annual installments paid over a period of between two and 10 years. Amounts will be paid earlier upon the death of a director. Directors are immediately vested in their contributions to the plan. Accounts of directors are credited with returns in accordance with the deemed investment options elected by the director.

The following table provides information regarding compensation for our non-employee directors. The table does not include amounts paid for reimbursement of travel expenses related to attending board and board committee meetings, and does not include compensation paid to Jeffry E. Sterba, our President and Chief Executive Officer. See “Executive Compensation” for information relating to Mr. Sterba’s compensation.

2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)(3)(4)	Total ($)
Stephen P. Adik	$81,500		$67,611	$149,111
Julie A. Dobson	$82,250		$67,611	$149,861
Martha Clark Goss	$109,000		$73,484	$182,484
Richard R. Grigg	$88,000	(5)	$73,484	$161,484
Julia L. Johnson	$85,250	(6)	$67,611	$152,861
George MacKenzie	$157,500	(7)	$108,484	$265,984
William J. Marrazzo	$104,000		$73,484	$177,484

(1)

In 2010, the non-management directors conducted informal meetings to discuss management succession and, ultimately, lead to them overseeing the search for a new CEO. The non-management directors identified, evaluated and interviewed national candidates to assume the role of our CEO. To compensate the non-management directors for work performed in hiring a new CEO, the Board approved cash compensation to the non-management directors reflecting their various responsibilities during the process, as follows: Messrs. MacKenzie, Marrazzo and Grigg and Ms. Clark Goss each received $10,000; Mr. Adik and Mses. Dobson and Johnson each received $7,500. These amounts are included in the amounts shown in this column.

(2)	The amounts shown in this column reflect the grant date fair value of the stock units granted to the directors as part of their annual retainer. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation”, which we refer to as “FASB ASC Topic 718”. See Note 9-Stockholders’ Equity in the notes to American Water’s audited consolidated financial statements included in American Water’s Annual Report on Form 10-K for the year ended December 31, 2010 for the assumptions used in determining grant date fair value. The grant date fair value of the awards is set forth in the table.

(3)	The amount shown in this column includes the grant date fair value of stock units granted to the non-management directors as part of their compensation in connection with the services described in footnote (1) above, as follows: Messrs. MacKenzie, Marrazzo and Grigg and Ms. Goss each received 1,000 stock units; Mr. Adik and Mses. Dobson and Johnson each received 750 stock units.

(4)	The following table shows the aggregate number of stock options, restricted stock units and stock units held by each non-employee director as of December 31, 2010:

Name	Shares Underlying Stock Options (#)	Restricted Stock Units/Stock Units (#)
Mr. Adik	—	3,164
Ms. Dobson	—	3,164
Ms. Goss	5,660	4,158
Mr. Grigg	1,981	3,670
Ms. Johnson	2,778	3,510
Mr. MacKenzie	9,906	6,406
Mr. Marrazzo	5,660	4,158

We did not grant stock options to non-employee directors in 2010.

(5)	Mr. Grigg elected to defer all $88,000 of this amount under our Nonqualified Deferred Compensation Plan for Non-Employee Directors.

(6)	Ms. Johnson elected to defer all $85,250 of this amount under our Nonqualified Deferred Compensation Plan for Non-Employee Directors.

(7)	This amount includes an additional fee of $20,000 paid to Mr. MacKenzie for his services as a member of the board of directors and chair of the audit committee of Pennsylvania American Water Company, a wholly owned subsidiary of the Company.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 14, 2011, unless otherwise indicated, by each of our directors, each of our executive officers named in the 2010 Summary Compensation Table and all of our directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting or investment power, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of March 14, 2011. Except as otherwise indicated, each person listed below, either alone or together with members of the person’s family sharing the same household, has sole voting and investment power with respect to the common stock beneficially owned by that person.

Name	Shares of Common Stock(1)	Options(2)	Total Beneficial Ownership	Percentage of Beneficial Ownership(7)
Directors
Stephen P. Adik	11,000	0	11,000	*
Martha Clark Goss	5,484	5,660	11,144	*
Julie A. Dobson	0	0	0	*
Richard R. Grigg	5,671	1,981	7,652	*
Julia L. Johnson	3,041	2,778	5,819	*
George MacKenzie	9,115	0	9,115	*
William J. Marrazzo	3,439	5,660	9,099	*
Executive Officers				*
David K. Baker	1,730	18,570	20,300	*
John R. Bigelow	1,000	50,685	51,685	*
Sean G. Burke	2,780	37,740	40,520	*
Sharon C. Cameron	3,332	18,601	21,933	*
Mark Chesla	2,300	23,087	25,387	*
Donald L. Correll(3)	64,483	326,821	391,304	*
Walter J. Lynch	9,788	112,969	122,757	*
Kathy L. Pape	9,491	40,386	49,877	*
William D. Rogers	0	0	0	*
Nick O. Rowe	4,490	30,576	35,066	*
Jeffry E. Sterba	4,303	17,675	21,978	*
Mark Strauss	6,541	45,260	51,801	*
Kellye L. Walker	160	11,181	11,341	*
Ellen C. Wolf	24,616	182,209	206,825	*
John S. Young(4)	27,490	170,545	198,035	*
All Directors and Executive Officers as a Group (22 Persons)(5)	108,281	605,018	713,299	*

5% Stockholder(s)
BlackRock, Inc.(6)	11,988,343			6.86%
40 East 52nd Street
New York, NY 10022

*	Less than 1%

(1)	Represents the number of shares beneficially owned, excluding shares which may be acquired through the exercise of stock options.

(2)	Represents shares which may be acquired through exercise of stock options within 60 days of March 14, 2011.

(3)	Information with respect to Mr. Correll’s beneficial ownership is as of August 15, 2010.

(4)	Information with respect to Mr. Young’s beneficial ownership is as of January 1, 2011.

(5)	Does not include shares held by Messrs. Correll and Young, who are no longer employees of the Company.

(6)	Information with respect to BlackRock, Inc.’s beneficial ownership is as of December 31, 2010. BlackRock Inc. is a holding company of subsidiaries that hold the shares listed in the table, including BlackRock Japan Co. Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia), Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Asset Management Ireland Limited, BlackRock Investment Management (UK) Limited, and BlackRock International Limited. BlackRock Inc. holds sole voting and dispositive power with respect to all of the shares listed in the table. The information in this footnote is derived from a Schedule 13G filed with the SEC on February 3, 2011 by BlackRock Inc.

(7)	These percentages have been calculated on the basis of 175,295,690 shares issued and outstanding as of March 14, 2011. In accordance with SEC regulations, shares of our common stock issuable upon the exercise of stock option exercisable currently or within 60 days of March 14, 2011 are deemed outstanding and beneficially owned by the person holding the stock options for purposes of computing the person’s percentage ownership, but are not deemed outstanding for the purposes of computing the beneficial ownership of any other person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10 percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. To our knowledge, based upon a review of the copies of such reports furnished to us and other information provided by our directors and executive officers, these filing requirements were satisfied in 2010.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the seven current and former executive officers listed in the 2010 Summary Compensation Table that follows this discussion, whom we refer to as our named executive officers or “NEOs.”

EXECUTIVE SUMMARY

Our compensation philosophy and programs reflect both the objectives and responsibilities that our company has as the largest investor-owned United States water and wastewater utility company, as measured by operating revenue, market equity capitalization and population served. In 2010, we generated $2.7 billion in total operating revenue and $748.1 million in operating income. In 2009, we generated $2.4 billion in total operating revenue and $173.6 million in operating income, which reflected a $450.0 million impairment charge.

Our primary business involves the ownership of water and wastewater utilities that provide services to residential, commercial and industrial customers. Our subsidiaries that provide these services are generally subject to economic regulation by certain state commissions or other entities engaged in economic regulation in the states in which they operate. The federal government and the states also regulate our subsidiaries with respect to environmental, health and safety, and water quality matters. Accordingly, our strategic plan is largely influenced by these factors in addressing our regulated operations, while also addressing our market-based water and wastewater services and complementary services, which are not subject to economic regulation.

We believe our philosophy and programs create a positive correlation of pay to performance and adhere to sound governance principles. Our philosophy and program for executive officer compensation remained substantially the same in 2010 as compared to 2009.

Our strategic plan is focused on providing high-quality water and wastewater services. We utilize advances in technology designed to lower operating costs and financial risks while enhancing our stature as an environmental and safety leader among water utilities. We strive to be a trusted steward of the environment, to meet or exceed our customers’ expectations regarding water and wastewater service and value, to promote the safety and well-being of our workforce and simultaneously to be the trusted stewards of our investors’ capital by creating stockholder value. Our EPS performance, as measured for purposes of our annual incentive plan, increased by 28% from 2009 to 2010, while we recorded 19% fewer Notices of Violations, or “NOVs,” in 2010 than in 2009. See “2010 Compensation—Annual Incentive Plan” for additional information.

Our consolidated financial goals are to attain long-term earnings per share growth of 7 to 10 percent, increase our operating cash flows and continue to improve our operational efficiencies. We focus on these financial goals because we believe they can have a meaningful effect on stockholder value, including by returning capital to our stockholders through quarterly dividends. In addition, our achievement with respect to these goals can readily be assessed by our stockholders, based on financial information we make available publicly through our earnings releases and SEC filings. By executing our business strategy and investing in our core regulated businesses, we believe that we can optimize our earnings and our ability to earn a reasonable return in each state where we operate. We are also focusing on growth in our complimentary market-based operations, such as homeowner services and military services groups. For 2010, our regulated businesses segment generated $2.4 billion in operating revenue, which accounted for 89.4% of our total consolidated operating revenue. For the same period, our market-based operations segment generated $311.8 million in operating revenue, which accounted for 11.5% of total consolidated operating revenue.

Our executive compensation program is designed not only to promote our success in achieving superior financial performance; it also places significant emphasis on achieving outstanding non-financial performance relating to environmental compliance, customer service and satisfaction and workplace safety. We believe this combination of measures aligns the economic interests of our executive officers with the interests of our stockholders, our customers and the communities we serve. All of our programs are founded on widely used and endorsed market compensation principles, are comparative to similarly situated utilities or companies in the marketplace, and have proven to be effective instruments to reward strong performance and discourage undue risk taking.

To accomplish the intended goals of our executive compensation program, we seek to compensate our executive officers at competitive levels that reflect their responsibilities and contributions, with a focus on pay for performance and the compensation environment in the utility industry generally. We believe we provide a competitive level of fixed compensation and benefits, while conditioning a significant portion of a NEO’s total compensation on corporate and individual performance, with a proportionally greater emphasis on long-term performance-based compensation than on annual incentive compensation. In determining the relative size of the components to be offered to our executives in 2010, the compensation committee used long-term compensation as the key element to encourage performance, while using more modest incremental changes to target total cash compensation (salary and annual incentive compensation).

For 2010, there were three key elements of compensation we used to carry out our compensation objectives: Base Salaries, Annual Incentive Plan and Long-Term Incentive Plan. The following graphic represents the percentage of total compensation for each of these elements for our President and CEO and the average percentage of total compensation for each of these elements for the other NEOs who are still employed by us as a group in 2010:

*	Comprised of annual and long-term awards at target.

In addition, we provide employee retirement and health and welfare benefit plans, as well as an executive severance policy. We designed the plans and policy to provide competitive levels of medical, retirement and income protection, such as deferred compensation programs, life and disability insurance coverage, and severance benefits if an executive officer’s employment is terminated under various circumstances other than for cause.

HOW WE DETERMINED COMPENSATION IN 2010

For 2010, the compensation committee reviewed all compensation paid to our executive officers and approved the equity awards to our executive officers, including Mr. Sterba, our President and Chief Executive Officer. The independent members of the board of directors approved Mr. Sterba’s and Mr. Correll’s cash compensation, based on the recommendation of the compensation committee. Mr. Sterba did not participate in the compensation committee’s decision-making regarding his own compensation and was excused from those portions of the meetings during which his compensation was determined.

The compensation committee considered Mr. Sterba’s assessment of the performance of the other executive officers and his compensation recommendations regarding each executive officer’s AIP award. The compensation committee, with Mr. Sterba’s participation, discussed the performance of each executive officer, and then approved Mr. Sterba’s recommendations.

The compensation committee engaged DolmatConnell as its independent compensation consultant in 2010. In its capacity as independent compensation consultant, DolmatConnell analyzed senior executive compensation and board of directors’ compensation and attended all regular compensation committee meetings. In its analysis of senior executive compensation, DolmatConnell provided a comparative analysis of compensation practices for our executive officers, based upon publicly disclosed data in proxy statements, using a peer group of 24 other utility companies. In the latter part of 2009 and in early 2010, in order to determine executive compensation design for 2010, the compensation committee, along with its independent consultant, also referenced executive compensation data provided by Towers Watson, a consultant retained by American Water management. Towers Watson’s executive compensation data focused on broad-based executive compensation surveys. Towers Watson used a regression analysis, under which it adjusted compensation amounts based on the comparative revenues of companies included in the data it provided.

While the compensation committee reviewed and discussed the data with the respective consultants, it did not use this data to serve as a basis or reference point for determining the amounts of compensation payable to our executives. Instead, the compensation committee referenced the data to obtain an understanding of general industry, utility industry and peer group compensation practices, and considered advice from DolmatConnell indicating that, in some respects, compensation for our executive officers was lower than most of the companies subject to its analysis. Partly as a result, the compensation committee incrementally increased, for some NEOs, the percentages of salaries used to determine the target amounts of compensation under our Annual Incentive Plan, which we refer to as the “AIP,” and Long-Term Incentive Plan, which we refer to as the “LTIP,” as described in more detail below.

2011 DEVELOPMENTS REGARDING COMPENSATION CONSULTANTS

In December 2010, in accordance with good governance practices and during its typical annual review process, the compensation committee issued a request for proposal for independent compensation consulting. After reviewing a number of responses, including one from DolmatConnell, the committee decided to retain Hay Group to provide services to the compensation committee beginning in March 2011.

In early 2011, the Company adopted a policy addressing compensation consultant independence, which is set forth under “Board and Committee Membership—Compensation Committee.”

The compensation committee intends to utilize the comparative analysis prepared by Hay Group as its principal reference point for analyzing competitive trends in the marketplace and in the utilities industry specifically. In this regard, it will seek Hay Group’s assessment of recommendations provided by management. Ultimately, the compensation committee will exercise its own discretion in making decisions regarding executive compensation.

2010 COMPENSATION

The NEOs listed in the 2010 Summary Compensation Table are:

•	Jeffry E. Sterba, President and Chief Executive Officer

•	Donald L. Correll, Former President and Chief Executive Officer (Resigned in August 2010)

•	Ellen C. Wolf, Senior Vice President and Chief Financial Officer

•	Walter J. Lynch, President and Chief Operating Officer, Regulated Operations

•	Kellye L. Walker, Chief Administrative Officer and General Counsel

•	John R. Bigelow, President, New Jersey-American Water Company, Inc.

•

John S. Young, Former Chief Water Technology Officer, President, American Water Services and President, American Water Works Service Company (Ceased being a NEO in November 2010 and retired in January 2011)

Employment Agreement with Jeffry E. Sterba

The compensation of Jeffry E. Sterba, our President and Chief Executive Office, was largely based on the terms of the employment agreement we negotiated with Mr. Sterba in connection with the commencement of his employment in August 2010. In addition to the components of Mr. Sterba’s compensation discussed below, he received a signing bonus of $200,000 in cash and options to purchase 25,000 shares of common stock, which vest over a two year period through August 2012 and expire in August 2017. The employment agreement also provides for acceleration of vesting of some benefits in connection with specified events of termination, which are described below under “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Base Salaries

For 2010, except as noted below, the compensation committee elected not to provide annual salary increases to our executive officers, including our NEOs, primarily because of the uncertainty related to the ongoing challenges in the U.S. economy. However, based on the information relating to compensation practices provided by DolmatConnell and data provided by Towers Watson, the compensation committee generally increased the target level percentages (expressed as a percentage of an executive officer’s base salary) for the “at risk” components of executive officer compensation (the AIP and LTIP), as described below. Mr. Sterba’s base salary was set at $675,000 in accordance with the terms of his employment agreement. In light of Mr. Lynch’s assumption of additional duties upon his appointment as President and Chief Operating Officer of our Regulated Operations, the compensation committee recommended, and the board approved, an increase in his salary from $450,000 to $480,000. In light of Ms. Walker’s assumption of additional duties upon her appointment as Chief Administrative Officer in 2010, the compensation committee recommended, and the board approved, an increase in her salary from $340,000 to $375,000. As a result of Mr. Young’s assumption of duties as Chief Water Technology Officer following his former tenure as our Chief Operating Officer, his salary was fixed at $350,000. Mr. Bigelow’s salary increased from $290,000 to $297,500.

Annual Incentive Plan

The AIP is designed to motivate eligible participants to help us achieve our annual business objectives by providing them an opportunity to earn cash award payouts that are tied to corporate and individual performance. The metrics chosen for 2010 align with the primary strategic objectives of the Company for financial performance, environmental stewardship, safety, customer satisfaction and service quality. We chose the specific financial performance measures because we believe these measures have both a correlative and causal relationship to stockholder value. As in past years, the 2010 target award opportunities for participants are expressed as a percentage of each participant’s base salary, based on the individual’s position with American

Water and the actual payout may be lower or higher than the target award opportunity depending, in the case of the NEOs, on corporate and individual performance against specific goals. Cash awards under the AIP are distributed to participants in March following the performance year.

Awards under the AIP were determined in the following manner:

•

We established a target pool for all payouts under the AIP. Specifically, the compensation committee approved AIP target awards for all participants, based on a percentage of the participating employees’ respective salaries. Participating employees in higher pay grades generally have a higher percentage of their salary designated as the target award than participating employees in lower pay grades. The target pool was equal to the sum of all participants’ target award opportunities.

•

The total pool actually available for payouts under the AIP was determined by multiplying the target pool by a percentage we call the Corporate Multiplier. For 2010, the Corporate Multiplier represented the sum of six percentage amounts, each determined based upon our level of achievement against specified, objective, company-wide performance measures. Of the six performance measures, two were financial measures (70 percent of the target Corporate Multiplier) and four were non-financial measures (30 percent of the target Corporate Multiplier). The Corporate Multiplier could have ranged from 0 percent to 150 percent of the target Corporate Multiplier, depending on how well we performed against the financial and non-financial measures. For 2010, the Corporate Multiplier was 129.6 percent. The actual percentage included in the Corporate Multiplier with respect to each performance measure is set forth in the Corporate Multiplier Table below under the caption, “Determination of the Corporate Multiplier.”

•

Once the board determined the actual award pool, the pool was allocated among various organizational groups, including a pool for the executive group (which consisted of all NEOs currently employed by us, except Mr. Bigelow). The executive group pool was equal to the product of the Corporate Multiplier times the sum of all individual AIP target awards in the executive group, which are described immediately below. Mr. Bigelow was part of the regulated operations group and its pool was funded based upon management’s judgment after considering the group’s achievement with respect to net income, safety, environmental compliance, customer satisfaction and service quality performance measures of regulated operations.

•

Each individual participant is assigned an AIP target award opportunity, based on the individual’s position with American Water. The AIP target award is expressed as a percentage of the individual’s base salary. The individual’s award may range from 0 percent to 200 percent of the AIP target award.

Determination of the Corporate Multiplier

We discuss in this section the performance measures used to determine the Corporate Multiplier. Following the discussion of each performance measure is a table that indicates (i) the minimum performance threshold requirement for the measure, (ii) the performance required for achievement of the target, and (iii) the performance required to achieve the maximum contribution to the Corporate Multiplier for that measure. The table also shows the percentage that would be included in the Corporate Multiplier for such threshold, target and maximum performance. If the minimum performance threshold requirement for a performance measure was not met, no additional percentage was added to the Corporate Multiplier with respect to that measure. No funding of the AIP would have occurred if EPS had been below 85 percent of target EPS ($1.15). In addition, as shown in the table following the discussion of EPS below, no contribution to the Corporate Multiplier would have been made with respect to EPS if EPS were below 90 percent of target.

Financial Performance Measures (70 percent of target Corporate Multiplier)

EPS (50 percent of target Corporate Multiplier)

For a large, well established public utility such as American Water, EPS is a key metric affecting our stock price. In addition, increasing EPS enhances our capacity to raise the financing necessary to make prudent capital improvements in our water and wastewater systems. Therefore, we view EPS as a very important measure for creating value for our stockholders and for enabling us to enhance our services to our customers.

Threshold (25.0% to be Included in Corporate Multiplier)	Target (50.0% to be Included in Corporate Multiplier)	Maximum (75.0% to be Included in Corporate Multiplier)
$1.22	$1.35	$1.55

Operating Cash Flow (20 percent of target Corporate Multiplier)

Operating cash flow refers to net cash provided by operations, calculated in accordance with generally accepted accounting principles. We include operating cash flow as a performance measure because it is an important indicator of our ability to fund our capital requirements, pay dividends and service our indebtedness.

Threshold (10.0% to be Included in Corporate Multiplier)	Target (20.0% to be Included in Corporate Multiplier)	Maximum (30.0% to be Included in Corporate Multiplier)
$610.0 million	$717.7 million	$825.4 million

Non-Financial Performance Measures (30 percent of target Corporate Multiplier)

Environmental Compliance (7.5 percent of target Corporate Multiplier)

This measure was based on the number of NOVs, that we received or for which we are responsible. An NOV is a formal notification from a governmental agency, local health department or other regulatory agency that a water or wastewater system exceeded an acceptable limit (for example, a drinking water standard or air permit limit), failed to perform required monitoring, failed to record the required documentation or failed to meet another Federal, state, or local requirement. The NOVs for our market-based operations, where we operate but do not own the water or wastewater systems, are considered our responsibility unless it can be shown that (1) the NOV was outside the scope of the contract and (2) we formally notified the owner of the system in writing of the need for changes or improvements in order to maintain compliance, but the owner did not approve the changes or improvements. For 2010, the NOV target was 21, which was established based upon our goal to outperform the U.S. EPA published industry averages and our goal of leading the water industry in environmental compliance. We use this measure because we are committed to protecting the environment and to maintaining our consistent history of materially complying with, and in many cases surpassing, minimum standards required by applicable laws and regulations. We use aggressive NOV targets as part of a comprehensive plan to improve performance in this area.

Threshold (3.75% to be Included in Corporate Multiplier)	Target (7.5% to be Included in Corporate Multiplier)	Maximum (11.25% to be Included in Corporate Multiplier)
30 NOVs	21 NOVs	11 NOVs

Safety Performance (7.5 percent of target Corporate Multiplier)

Safety performance was determined by reference to the total Occupational Safety and Health Administration Recordable Incident Rate or “ORIR” for American Water. ORIR is a measure of injuries and illnesses requiring treatment beyond first aid for every 200,000 hours worked. For 2010, the target ORIR was reduced from last year’s goal to 4.5 because we want to continue the momentum toward becoming an industry leader with respect to the safety and well-being of our workforce. The benefits of improved safety are tangible, from the standpoint of the welfare of our employees and increased efficiency due to fewer lost workdays.

Threshold (3.75% to be Included in Corporate Multiplier)	Target (7.5% to be Included in Corporate Multiplier)	Maximum (11.25% to be Included in Corporate Multiplier)
5.5 ORIR	4.5 ORIR	3.5 ORIR

Service Quality (7.5 percent of target Corporate Multiplier)

This measure was designed to address overall service quality provided to our customers through our Service Quality Survey, which is conducted throughout the year for customers having had recent contact with one of our customer service or field service representatives, and contains the following question: “Overall, how satisfied were you with the outcome of your service contact?” The question contains a five-point response scale based on the following categories: Extremely Satisfied, Very Satisfied, Somewhat Satisfied, Somewhat Dissatisfied, and Very Dissatisfied. The target for 2010 continued to be 85 percent of survey responses in the top two categories. Comparable industry averages are not available for this service level measure; however, advice from our professional market survey firm indicates that responses in the top two categories (extremely and very satisfied) are indicative of satisfaction levels associated with brand/product/service loyalty and advocacy, and an 85 percent or higher target would be considered “aggressive”.

Threshold (3.75% to be Included in Corporate Multiplier)	Target (7.5% to be Included in Corporate Multiplier)	Maximum (11.25% to be Included in Corporate Multiplier)
80% of surveyed customers	85% of surveyed customers	90% of surveyed customers

Customer Satisfaction (7.5 percent of target Corporate Multiplier)

This measure was designed to address overall customer satisfaction through an annual survey, which is conducted throughout the year for customers having had recent contact with one of our customer service or field service representatives, and that contains the following question: “Overall, how satisfied have you been with American Water in general during the past twelve months?” The question has a five-point response scale based on the following categories: Extremely Satisfied, Very Satisfied, Somewhat Satisfied, Somewhat Dissatisfied and Very Dissatisfied. Responses in the top three categories are indicative of overall customer satisfaction levels, and the target for 2010 continued to be 90 percent of survey responses in the top three categories. In addition, the quality of our service and issues raised by customers is a principal focus of state public utility commissions in evaluating a rate case.

Threshold (3.75% to be Included in Corporate Multiplier)	Target (7.5% to be Included in Corporate Multiplier)	Maximum (11.25% to be Included in Corporate Multiplier)
85% of surveyed customers	90% of surveyed customers	95% of surveyed customers

Corporate Multiplier Table

Based upon our performance with regard to the financial and non-financial performance measures, the board approved the Corporate Multiplier of 129.6 percent. The Corporate Multiplier was determined as follows:

Performance Measure	Percentage Amount at Target for Inclusion in the Corporate Multiplier	Target	Actual Performance	Percentage Amount Included in Calculation of Corporate Multiplier Based on Actual Performance
EPS	50.0%	$1.35	$1.53	72.5%
Operating Cash Flows	20.0%	$717.7 million	$774.9 million	25.3%
Environmental Compliance	7.5%	21 NOVs	17 NOVs	9.0%
Safety Performance	7.5%	4.5 ORIR	3.84 ORIR	10.0%
Service Quality	7.5%	85% of Surveyed Customers	82% of Surveyed Customers	5.3%
Customer Satisfaction	7.5%	90% of Surveyed Customers	90% of Surveyed Customers	7.5%

			TOTAL	129.6%

Determination of Individual AIP Awards for NEOs

The target amount of individual awards was computed based on a percentage of base salary. Mr. Sterba’s target award was computed based on a percentage of base salary that was set by the terms of his employment agreement. Mr. Young’s target award reflected the duties he assumed in 2010. Mr. Lynch’s target reflected a 10 percent increase from 2009 as a percentage of salary to reflect the increased responsibilities he assumed in 2010 as position of President and Chief Operating Officer, Regulated Operations. All other NEO target awards as a percentage of salary for persons who were NEOs in 2009 were unchanged.

The following table indicates the percentage of salary used to determine the target AIP award for each NEO that received an AIP award:

Name	Percentage of Salary
Jeffry E. Sterba	38.1%*
Donald L. Correll	100%
Ellen C. Wolf	55%
Walter J. Lynch	70%
Kellye L. Walker	55%
John R. Bigelow	45%
John S. Young	50%**

*	Mr. Sterba’s target AIP award was based on 100% of his annual salary of $675,000, prorated for the portion of the year following commencement of his employment.

**	Mr. Young’s percentage was applied on a prorated basis; with 20% of his target AIP award based on 50% of his annual salary at March 14, 2010 and the remaining 80% based on 50% of his annual salary at December 31, 2010.

The compensation committee recommended to the board the actual amount of the award to be paid to Mr. Sterba with respect to his individual performance. In determining its recommendation regarding Mr. Sterba’s

AIP award, the compensation committee evaluated Mr. Sterba’s performance against his personal performance goals that were established by the compensation committee at the time he was hired:

The individual performance goals for Mr. Sterba are provided below:

•	Performance—principally the achievement of Corporate Multiplier targets, as well as performance against budgeted targets of our business units.

•

Business Transformation—oversee the initiative and the achievement of budget and performance targets relating to our business transformation process, including efficiency improvements and an enhanced information technology infrastructure. Our business transformation process is an enterprise-wide project designed to improve our key business processes and business information, and update the systems that support them.

•

Portfolio Rationalization—oversee the strategic review of the Company’s portfolio of regulated and market-based business activities and execute on identified opportunities for achieving a more rationalized portfolio, cost structure improvements and an enhanced financial profile.

•

Organizational Restructuring—reorganization of certain functions with a focus on senior management’s development . In assessing Mr. Sterba’s performance, the compensation committee considered the alignment of the restructuring with our strategic objectives.

•

Sustainability Imperative—refinement of our sustainability objectives regarding integrated water resource management, resource efficiency and community engagement. In its assessment, the compensation committee focused on the development of an initiative to protect the natural resources we rely on for our business while improving operational efficiencies.

After considering Mr. Sterba’s achievement with respect to each of his individual performance objectives, the compensation committee recommended that Mr. Sterba receive an amount equal to the Corporate Multiplier times his base salary, prorated for the portion of the year following commencement of his employment ($675,000 x 129.6% x 38.1%), which resulted in an award of $333,124. The committee applied no weighting to any of his performance objectives in determining the amount of the award to recommend.

Given the hiring of Mr. Sterba in August 2010, there were subsequent changes in management roles and priorities of the active NEOs, other than Mr. Bigelow who was not a direct report of the CEO in 2010. A number of the performance objectives for NEOs established early in 2010 while Mr. Correll was CEO remained generally appropriate for the entire year but others were changed as a result of the reorganization and Mr. Sterba’s reprioritization of objectives. Since his arrival, Mr. Sterba has focused on developing and bolstering the senior management team’s commitment to the primary goals of the Company that, in large part, comprised the performance components of the Corporate Multiplier previously described. Mr. Sterba proposed to the compensation committee that AIP payouts to the senior executives who continued to report to him after the management reorganization (including all active NEO’s other than Mr. Bigelow) be based on the Corporate Multiplier, subject to adjustment for any such senior executive if warranted on the basis of the NEO’s individual performance over the course of 2010. After review and discussion with Mr. Sterba, the compensation committee agreed that this approach was appropriate in light of the compensation committee’s desire to reinforce the senior management team’s accountability for the broad corporate goals and objectives and the fact that achievement of most individual NEO goals would favorably affect the performance measures underlying the Corporate Multiplier.

Mr. Sterba provided to the compensation committee his assessment of individual performance for each NEO who continued to serve in a NEO capacity through the end of 2010. Mr. Sterba’s assessment focused on some of their performance objectives established early in 2010, while Mr. Correll was CEO, and others first articulated by Mr. Sterba, including objectives related to customer service and satisfaction, people development and the success of the business transformation initiative. Mr. Sterba recommended an adjustment for Mr. Lynch, based on the overall performance of our regulated operations. After review with Mr. Sterba on the basis of his recommendations, the compensation committee adopted Mr. Sterba’s recommendations.

Mr. Bigelow was part of the regulated operations group and its pool was funded based upon net income, safety, environmental compliance, customer satisfaction and service quality performance measures relating to our regulated operations in New Jersey. Mr. Bigelow’s AIP award was based upon 70% net income, 7.5% safety, 7.5% environmental compliance, 7.5% customer satisfaction and 7.5% service quality with respect to our New Jersey regulated operations. This resulted in a 2010 individual AIP award of $185,310, which was 142% of target.

Based on the foregoing considerations, the compensation committee approved awards for the NEOs (other than for the NEOs who left our company in 2010) in the respective amounts set forth opposite each affected NEO’s name under the “Bonus” column in the 2010 Summary Compensation Table. For all NEOs other than Mr. Lynch, the amount of the award was equal to their target award times the Corporate Multiplier. In Mr. Lynch’s case, he received an additional $8,087 in excess of the amount determined by multiplying his target award by the Corporate Multiplier.

The following table indicates the percentage of salary constituting each active NEO’s target award, and the NEO’s target and actual awards.

Name	Percentage of Salary	Target Award		Actual Award
Jeffry E. Sterba	100%	$257,040	*	$333,124
Ellen C. Wolf	55%	$264,000		$342,144
Walter J. Lynch	70%	$336,000		$443,543
Kellye L. Walker	55%	$189,555	*	$245,663
John R. Bigelow	45%	$130,500		$185,310
John S. Young	50%	$182,700	*	$236,779

*	Prorated as discussed above.

In accordance with the terms of his separation agreement, Mr. Correll received an amount equal to his $588,000 target award times the Corporate Multiplier, or $762,048.

We have set forth the awards paid to our NEOs under the Non-Equity Incentive Plan Compensation column of the 2010 Summary Compensation Table.

Long-Term Incentive Plan

Our LTIP for 2010 included stock option grants and performance stock units, or “PSUs.” As described in more detail below, the PSUs are awarded contingently, and the extent to which they are earned and the underlying shares of our common stock are distributed will be based on our achievement, over a three-year period, against the four performance measures.

In determining the total dollar value of the LTIP target award for long-term incentive to be offered to our executives, the compensation committee determined to use long-term compensation as the key element to encourage performance, while using more modest incremental changes to target total cash compensation (salary and annual incentive compensation). Therefore, except for Mr. Sterba, whose LTIP target awards were determined in accordance with his employment agreement, Mr. Lynch, whose LTIP target award was increased to reflect the increased responsibilities he assumed in 2010 as position of President and Chief Operating Officer, Regulated Operations, Ms. Walker, whose target award was fixed in connection with her commencement of employment in January 2010 and Mr. Young, whose LTIP target award reflected the changed responsibilities he assumed in 2010, all LTIP target awards reflected a ten percent increase, as a percentage of salary, over the 2009 target award.

Based on these considerations, the total dollar values of the target LTIP award for NEOs, provided target award conditions are satisfied, were as follows:

Name	LTIP Target Award as Percentage of Salary	Value of LTIP Target Award
Jeffry E. Sterba	76%*	$514,350
Donald L. Correll	190%	$1,117,200
Ellen C. Wolf	130%	$624,000
Walter J. Lynch	145%	$696,000
Kellye L. Walker	110%	$374,000
John R. Bigelow	75%	$217,500
John S. Young	75%	$262,500

*	Mr. Sterba’s LTIP target award was based on 200% of his salary, prorated for the portion of the year following commencement of his employment.

The compensation committee applied 40 percent of a NEO’s LTIP target award to stock options and 60 percent to PSUs. We bifurcated long-term compensation in this manner because we believe it provides an appropriate balance between two related but discrete goals. Stock options are designed to align the executive officer’s interests with stockholder interests, since the intrinsic value of stock options is a function of the appreciation of our stock price. As explained in more detail below, the PSUs are designed to encourage long-term performance both from the standpoint of favorable stock performance in relation to the other 74 companies in the Dow Jones U.S. Utilities Index (which we refer to as the “Comparator Group”), and from the standpoint of specific company-wide performance measures. We chose to provide the larger percentage weighting for PSUs because we believe the greater emphasis should be on out-performing similarly situated companies and, to a lesser extent, on the satisfaction of long-term operational goals.

In determining the number of shares underlying stock option grants, we used the grant date fair value of the options, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, which we refer to below as ASC 718. Based on the applicable grant date fair value, the number of shares underlying stock options was calculated as follows:

Name	LTIP Target Award Allocated To Stock Options		Number of Shares Underlying Stock Options
Jeffry E. Sterba	$205,740	*	53,026
Donald L. Correll	$446,880		100,197	**
Ellen C. Wolf	$249,600		55,964
Walter J. Lynch	$278,400		62,703
Kellye L. Walker	$149,600		33,543
John R. Bigelow	$87,000		19,507
John S. Young	$105,000		23,649	***

*	Mr. Sterba’s award was prorated for the portion of the year following commencement of his employment.

**	Under the terms of his separation agreement, Mr. Correll became fully vested with respect to 66,797 shares underlying his options. The options terminated with respect to 33,400 shares upon his resignation. See “Executive Compensation—Potential Payments on Termination or Change in Control—Separation Agreement with Donald L. Correll.”

***	Under the terms of the agreement relating to his retirement, became fully vested with respect to all 23, 649 shares. See “Executive Compensation—Potential Payments on Termination or Change in Control-Agreement with John S. Young.”

In determining the number of shares underlying the PSUs granted to each of our NEOs, we used the grant date fair value of each PSU, calculated in accordance with ASC 718. Based on the applicable grant date fair value, the number of PSUs was determined as follows:

Name	LTIP Target Award Allocated to PSUs	Number of PSUs Granted
Jeffry E. Sterba	$308,610	12,605
Donald L. Correll	$670,320	27,643	*
Ellen C. Wolf	$374,400	15,440
Walter J. Lynch	$417,600	17,253
Kellye L. Walker	$224,400	9,254
John R. Bigelow	$130,500	5,382
John S. Young	$157,500	6,507	**

*	Under the terms of his separation agreement, the number of PSUs held by Mr. Correll was reduced to 18,428, and will remain subject to the performance criteria described below.

**	Under the terms of the agreement relating to his retirement, Mr. Young remains eligible to vest in all of the 6,507 PSUs granted to him, subject to our performance during the applicable performance period. See “Vesting of Options and PSUs” below.

The actual number of PSUs earned, which will determine the number of shares of American Water common stock to be distributed to the NEO, will be based on our performance with respect to four separate measures shown on the following table and discussed below the table:

Performance Measure	Weighting at Target
Total Stockholder Return	66.67%
Operational Efficiency Improvement	16.67%
Compounded EPS growth	8.33%
Increase in Population Served	8.33%

Total	100.00%

Total Stockholder Return

This measure is based on the comparative American Water total stockholder return, which we refer to as “TSR,” relative to the total stockholder return performance of the 74 companies in the Comparator Group, in each case subject to a dividend adjustment factor, during the three-year performance period from January 1, 2010 through December 31, 2012. Specifically, we will compare (i) the percentage increase in the average daily closing stock price for our common stock for the 20 trading days before the end of the performance period, assuming reinvestment of dividends during the performance period, over the average daily closing stock of our common stock for the 20 days before the beginning of the performance period to (ii) the percentage increase over the same periods in the average closing price of each of the 74 companies in the Comparator Group, in each case assuming reinvestment of dividends during the performance period.

We selected TSR as the principal performance measure to encourage performance that not only increases stockholder value but increases it to an extent that compares favorably relative to the Comparator Group.

The following table shows the actual number of PSUs to be earned, as a percentage of the target PSU award (equivalent to the number of PSUs granted) based upon American Water’s TSR relative to the 74 companies in the Comparator Group:

American Water TSR Ranking*	Percent of Target Award PSUs Earned*
90% or more (maximum)	116.67%
50% (target)	66.67%
35% (threshold)	23.33%
Less than 35%	0%

*	If the TSR ranking is between 35% and 50% or between 50% and 90%, the percent of target award PSUs earned will be adjusted proportionately.

Operational Efficiency Improvement

This measure is calculated based on the ratio of total operation and maintenance expense to total operating revenues for our regulated operations; the ratio is reduced as operational efficiency improves. The calculation of this measure will be based on the average of the ratio for each of 2010, 2011 and 2012. We used this measure because we want to focus management on improving the Company’s overall cost structure and improving our return on equity.

The following table shows the actual number of PSUs to be earned, as a percentage of the target award, based on American Water’s operational efficiency improvement.

Ratio of Total Operation and Maintenance Expense to Total Operating Revenues*	Percent of Target Award PSUs Earned
49.0% or less (maximum)	29.17%
51.5% (target)	16.67%
53.0% (threshold)	4.17%
More than 53.0%	0%

*	If the operational efficiency improvement is between 53.0% and 51.5% or 51.5% and 49.0%, percent of the target award PSUs earned will be proportionately adjusted.

Compounded EPS Growth

This measure is based on the growth of our EPS, as reported in our audited financial statements, adjusted to exclude the net impact of any impairment, compounded annually over the three year period from January 1, 2010 through December 31, 2012, over the adjusted EPS of $1.25 for the year ended December 31, 2009. We selected this measure for the same reasons as set forth with respect to EPS under the annual incentive plan description above, although we are using the measure in connection with the LTIP to encourage a long-term focus on earnings growth.

The following table shows the actual number of PSUs to be earned, as a percentage of the target award, based on our compounded EPS growth:

Compounded EPS Growth*	Percent of Target Award PSUs Earned
10.0% (maximum)	14.58%
7.0% (target)	8.33%
5.0% (threshold)	2.08%
Less than 5.0%	0%

*	If the increase in compounded EPS growth is between 5.0% and 7.0% or 7.0% and 10.0%, the percent of target award PSUs earned will be proportionately adjusted.

Increase in Population Served

This measure is based upon the growth in population served by our regulated and market-based operations during the period from January 1, 2010 through December 31, 2012. We selected this measure because we believed it to be an important indicator (along with rate increases) of revenues from our regulated and market-based businesses. The Company is discontinuing the use of this performance measure in connection with its 2011 LTIP grants because it has determined an increase in population served is not a reliable indicator of revenue increases.

The following table shows the actual number of PSUs to be earned, as a percentage of the target award, based on our increase in population served:

Increase in Population Served*	Percentage of Target Award PSUs Earned
35% or more (maximum)	14.58%
25.0% (target)	8.33%
15.0% (threshold)	2.08%
Less than 15.0%	0%

*	If the increase in population served is between 15% and 25% or between 25% and 35%, the percent of target award PSUs earned will be proportionately adjusted.

Vesting of Options and PSUs

The options granted to our NEOs terminate on December 31, 2016, and vest in equal increments on January 1, 2011, 2012 and 2013. Similarly, a NEO’s right to PSUs earned at the end of the performance period vests in equal increments on the first three anniversary dates of the date of initial grant. We believe that the vesting terms provide our executive officers a meaningful incentive for continued employment.

Perquisites

We provide limited perquisites to our executive officers, principally consisting of executive physicals. Because the efforts of our leadership team are important to our success, we believe it is important to provide an executive physical benefit. Executives operate in a very stressful environment, and providing for periodic physicals can help to detect medical conditions before they become serious.

Mr. Correll was entitled to a living allowance of $10,000 per month, up to a maximum of $250,000, under his employment agreement. We made the final $10,000 monthly living allowance payment on March 15, 2010.

Separation Agreement with Donald L. Correll

On August 15, 2010, we entered into a separation and general release agreement with Mr. Correll. The agreement reflected the efforts of members of our board of directors to effect a constructive leadership transition for our company. The terms of the agreement are described under “Potential Payments on Termination of Employment or Change in Control—Separation Agreement with Donald L. Correll.”

Agreement with John S. Young

On January 1, 2011, we entered into an agreement and release with Mr. Young, relating to his retirement from our company. In addition to confirming Mr. Young’s entitlement to retirement benefits under our benefit plans, the agreement provided certain additional benefits, principally with respect to the vesting of, and extension of time to exercise, equity awards. The terms of the agreement are described under “Potential Payments on Termination or Change in Control—Agreement with John S. Young.” In agreeing to these terms, we considered Mr. Young’s dedicated service to our company over the preceding 33 years.

STOCK OPTION GRANT PRACTICES

Our compensation committee makes annual stock option grants to employees, including executive officers, in February of each year. The compensation committee granted stock options to Mr. Sterba at the time of his hiring. The exercise price per share for options is at least equal to the last reported sale price of our common stock on the date of grant. Moreover, we will not reprice any options without seeking stockholder approval. We believe that our stock option grant practices are appropriate and effectively address any concerns regarding “timing” of grants in anticipation of material events.

EXECUTIVE STOCK RETENTION REQUIREMENTS

In order to closely align the interests of our executives with those of our stockholders, our board of directors has adopted the Stock Retention Program for Executives, which we refer to below as the “Program.” Under the Program, our executive officers are required to retain 50 percent of the after-tax value realized on each equity grant until termination of employment or a change in control, whichever occurs earlier. For this purpose, the after-tax value realized is determined at the time the executive recognizes taxable income with respect to the equity grant.

For purposes of determining the after-tax value realized on an equity grant, we assume that all executives will be subject to taxes (federal, state, and local) at a total effective tax rate of 40 percent, irrespective of the executive’s actual total effective tax rate and regardless of how any applicable tax liability is satisfied. Examples of the application of Program requirements to stock options and PSUs are described below.

Stock Options

Assume an executive was granted a stock option to purchase 2,000 shares at $20.00 per share on February 15, 2009, and on February 15, 2012, the date all shares underlying the option vested, the market price per share of our common stock is $25.00 per share. If the executive exercises all of the options on that date, the value realized by the executive will be $10,000 (computed by subtracting the $20.00 per share exercise price from the $25.00 per share market price, and multiplying the $5.00 per share remainder by 2,000, the number of shares underlying the option). After assuming the 40 percent tax rate, the executive’s after-tax value realized would be $6,000. Accordingly, the executive would be required to retain shares having a value of $3,000 (50 percent of $6,000), or 120 shares.

PSUs

Assume an executive was awarded 600 PSUs on February 15, 2010, and on December 31, 2012, the date the number of PSUs is adjusted to reflect the applicable three-year performance, the number of shares underlying the executive’s PSUs was increased to 700. If the stock price is $25.00 per share on December 31, 2012, the value realized by the executive would be $17,500. After assuming the 40 percent tax rate, the executive’s after-tax value realized would be $10,500. Accordingly, the executive would be required to retain shares having a value of $5,250 (50 percent of $10,500), or 210 shares.

ONGOING AND POST-EMPLOYMENT ARRANGEMENTS AND PLAN PROVISIONS

We have several plans and arrangements that enable our NEOs to accrue retirement benefits as they continue to work for us, provide severance benefits upon certain types of termination of employment, or provide other forms of deferred compensation. Most of these plans and agreements have been adopted within the past few years, although some plans, particularly our defined benefit plans that are no longer available to new employees, were adopted some time ago. Not all plans apply to each NEO, as indicated in the discussion below.

Savings Plan for Employees of American Water Works, Inc. and Designated Subsidiaries—the “Savings Plan”

This is a tax qualified defined contribution plan available to employees of American Water, including our NEOs, and certain subsidiaries. Each of our currently employed NEOs participates in the Savings Plan. Under the Savings Plan, an employee may contribute, subject to Internal Revenue Code limitations, 20 percent of his or her base salary up to a maximum contribution of $16,500, plus, for eligible participants, $5,500 for catch-up contributions. For any NEO participant hired before January 1, 2006, who continues to be employed by us (Messrs. Lynch and Bigelow and, prior to his retirement, Mr. Young), the matching contribution formula is: 50 percent of a participant’s base salary contributions for the year, up to a maximum of 5 percent of the participant’s base salary. For NEO participants hired after January 1, 2006, the matching contribution formula is: (a) 100 percent for every dollar contributed up to the first 3 percent of the participant’s base salary, and (b) 50 percent on the next 2 percent of the participant’s base salary. In addition, for NEO participants hired after January 1, 2006, we make additional annual contributions equal to the sum of 5.25 percent of the participant’s base salary. We provide more generous contributions to participants hired after January 1, 2006, because they are ineligible to participate in the defined benefit pension plans described below.

Amounts credited to an employee’s account may be invested among a number of funds, and the value of a participant’s account will be increased or decreased to reflect the performance of selected investments.

American Water Works Company, Inc. Pension Plan—the “AWWPP”; American Water Works Company, Inc. Executive Retirement Plan—the “ERP”

The AWWPP is a tax-qualified defined benefit pension plan available to eligible employees who commenced employment with us prior to January 1, 2006. The AWWPP provides an annual retirement benefit based on an employee’s earnings and years of service. For executives hired prior to July 1, 2001, a grandfathered benefit is provided. Messrs. Lynch and Bigelow participate in the AWWPP. Mr. Young, who participated in the AWWPP prior to his retirement, is currently receiving retirement benefits under the AWWPP. Ms. Wolf, who we employed from 1999 to 2003 and re-employed beginning in 2006, has an accrued benefit under the AWWPP based on her earlier term of service, but will not accrue additional benefits under the AWWPP.

The ERP is a nonqualified defined benefit pension plan that provides pension benefits under the same formula as the AWWPP, but without the pay and benefit limitations that are applicable to the AWWPP under the Internal Revenue Code. Messrs. Lynch and Bigelow participate in the ERP. Prior to his retirement, Mr. Young participated in the ERP and is now receiving benefits under the ERP, but, in accordance with the terms of the ERP, Mr. Young is entitled to greater benefits under earlier executive retirement plans that we sponsored. As previously disclosed, we closed the AWWPP and the ERP to new employees and replaced those plans with defined contribution plans. This action was taken for a number of reasons, including to enable us to predict fixed costs for retirement benefits on an ongoing basis. In contrast, we are subject to variable costs in connection with our defined benefit plans based on the performance of the plans’ investment portfolios.

See “Executive Compensation—2010 Pension Benefits” for further information regarding the AWWPP and the ERP.

Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries—the “Deferred Compensation Plan”

This plan is a nonqualified deferred compensation plan that enables participants to defer salary and annual incentive plan awards and provides benefits to executive officers and other highly paid employees in excess of the maximum benefits that may be provided under the Savings Plan as a result of limits imposed by the Internal Revenue Code. We refer to compensation in excess of those limits as “excess compensation.” All of the currently employed NEOs participate in the Deferred Compensation Plan, and Messrs. Correll and Young participated in the Deferred Compensation Plan prior to termination of their employment.

Generally, under the Deferred Compensation Plan, an executive may elect to defer up to 20 percent of salary and up to 100 percent of the award paid under the AIP. We provide matching contributions that differ depending on whether the executive was hired or rehired by us on or after January 1, 2006. For NEOs hired or rehired after January 1, 2006 (Mr. Sterba, Ms. Wolf, Ms. Walker and, prior to his resignation, Mr. Correll), we provide the matching contribution we would have made for the executive under the Savings Plan with respect to the executive’s excess compensation if the excess compensation had been taken into account under the Savings Plan. In addition, we make a defined contribution for the account of each of these executives generally equal to 5.25 percent of the sum of base salary that constitutes excess compensation and the award payable under the annual incentive plan for the relevant plan year. For executives hired prior to January 1, 2006, and continuously employed by us (Messrs. Lynch and Bigelow and, prior to his retirement, Mr. Young), our matching contribution is equal to 50 percent of salary deferrals up to a maximum of five percent of salary; the matching contributions are more limited for these executives due to their eligibility under our defined benefit pension plan. Each participant may allocate amounts credited to his or her account among several notional investments, and the value of the account will be increased or decreased to reflect deemed returns under the selected notional investments. The participant may elect to receive payment of deferred amounts in a lump sum or in annual installments, on or beginning at separation from service or a specified distribution date. See “Executive Compensation—2010 Nonqualified Deferred Compensation” for additional information.

Executive Severance Policy

Under our executive severance policy, adopted in 2008, we provide severance benefits to our NEOs. Our policy is designed to provide a clear statement of the rights of our executive officers if they are involuntarily terminated without cause. Among other things, the policy calls for 12 months of salary continuation for the NEOs, and a pro rata AIP award for the year in which the termination date occurs to the extent such payment is provided for under the terms of the applicable AIP. Mr. Sterba’s employment agreement provides that he will be entitled to 18 months of salary continuation if his termination occurs after August 15, 2013. Mr. Correll received 18 months of salary continuation upon his resignation, in accordance with the terms of the executive severance policy as applied to him. In initially determining the months of salary to be paid, we referenced surveys compiled by Towers Watson. See “Executive Compensation—Potential Payments on Termination or Change in Control” for further information.

American Water Works Company, Inc. Nonqualified Employee Stock Purchase Plan—the “ESPP”

Under the ESPP, eligible employees, including our NEOs, are provided an opportunity to purchase our common stock at a discount of ten percent from the lower of the prevailing market price on the first day and last day of each three-month purchase period. Purchases generally are limited to $25,000 per year. We believe that, in addition to the benefit employees realize from the discount, our stockholders will benefit because the ESPP helps to more closely align the interests of our employees and our stockholders.

Change in Control Provisions in Equity Plans

Most of our compensation plans and policies do not contain change in control provisions affecting compensation of our NEOs. However, our equity awards generally vest upon a change in control of American Water. In addition, certain of our contributions to the Deferred Compensation Plan will vest upon a change in control. See “Executive Compensation—Potential Payments on Termination or Change in Control” for further information.

Recovery of Incentive Compensation

In 2010, the Company instituted a policy governing the recovery of incentive compensation in the event of a material restatement of our financial results. As a result of the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which imposes an executive compensation “clawback” requirement on public companies, and the related NYSE listing standards expected to be proposed in the second half of 2011, it is anticipated that the Company will need to amend its policy to comply with these executive compensation recovery requirements.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held corporation to its chief executive officer and other NEOs, unless certain conditions are met. Because we wish to maintain flexibility in structuring our compensation to address our corporate goals, the board of directors has not adopted a policy regarding the deductibility of compensation. However, the board will review from time to time the advisability of structuring our compensation programs to satisfy the deductibility requirements of Section 162(m).

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee has recommended to the full board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

William J. Marrazzo (Chair)

Julie A. Dobson

Martha Clark Goss

Julia L. Johnson

George MacKenzie

Risk Considerations Related to Compensation Policies and Practices

The board and compensation committee have each assessed potential risks related to our compensation policies and practices and have concluded that they are not reasonably likely to have a material adverse effect on American Water. In considering risks related to our compensation policies and practices, the board and compensation committee noted that less than 30 percent of our employees participate in any form of variable compensation and 85 percent of the participating employees have a target award that is not greater than 15 percent of base pay. Therefore, the analysis focused on our executive compensation, because a significant portion of compensation for our senior managers is performance-based. The board and compensation committee considered the following mitigating factors with respect to executive compensation:

•

Factors mitigating risks relating to short-term incentives—Short-term incentives, available through the AIP, comprised only a limited portion of total compensation (in the case of Mr. Sterba, his 2010 AIP target award was approximately 25 percent of direct compensation); company-wide and individual targets were dispersed among a variety of financial and non-financial goals; maximum awards are capped at 200 percent of target; and the compensation committee has broad discretion in determining the amount of AIP awards.

•

Factors mitigating risks related to long-term incentives—The three year vesting and performance periods applicable to our long-term incentive compensation require a long-term executive focus; annual grants of long-term awards result in overlapping vesting and performance periods, which reduces risks that executives will focus only on one performance or vesting period; executives are discouraged from seeking short-term increases in stock prices in connection with stock option exercises because stock options comprise only a portion of our equity compensation and the rest of our equity compensation is based on long-term performance; and our equity compensation is subject to our Stock Retention Program, described above under “Executive Stock Retention Requirements.”

EXECUTIVE COMPENSATION

2010 Summary Compensation Table

The following table sets forth information regarding the compensation of our current and former Chief Executive Officers, our Chief Financial Officer, and each of the persons who were the four other most highly paid executive officers in 2010.

Name and Principal Position	Year	Salary (8)	Bonus ($)(9)(10)	Stock Awards (11)	Option Awards (12)	Non-Equity Incentive Plan Compensation (13)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (14)	All Other Compensation (15)	Total
Jeffry E. Sterba	2010	$246,634	$200,000	$308,618	$311,741	$333,124	$—	$12,955	$1,413,072
President and Chief Executive Officer(1)

Donald L. Correll	2010	$373,154	$—	$670,304	$446,879	$—	$—	$2,058,371	$3,548,708
President and Chief Executive Officer(2)	2009	$610,615	$—	$529,191	$529,200	$493,267	$—	$245,298	$2,407,571
	2008	$582,211	$339,900	$580,221	$842,285	$1,351,092	$—	$252,178	$3,947,887

Walter J. Lynch	2010	$473,653	$8,087	$417,601	$278,401	$435,456	$146,941	$12,634	$1,772,773
President and Chief Operating Officer, Regulated Operations(3)	2009	$467,308	$—	$258,756	$258,752	$289,417	$44,284	$17,524	$1,336,041
	2008	$394,346	$131,250	$167,679	$244,437	$557,850	$68,437	$15,743	$1,579,742

Ellen C. Wolf	2010	$480,000	$—	$374,398	$249,599	$342,144	$20,452	$69,800	$1,536,393
Senior Vice President and Chief Financial Officer(4)	2009	$498,462	$—	$287,989	$287,999	$258,378	$15,799	$84,775	$1,433,402
	2008	$475,558	$278,100	$401,664	$581,418	$910,950	$8,650	$106,403	$2,762,743

Kellye L. Walker	2010	$339,597	$—	$224,396	$149,602	$245,663	$—	$24,269	$983,527
Chief Administrative Officer and General Counsel(5)

John R. Bigelow	2010	$290,000	$—	$130,506	$87,001	$185,310	$311,763	$3,156	$1,007,736
President, New Jersey American Water(6)

John S. Young	2010	$366,287	$—	$157,500	$105,002	$236,779	$1,399,034	$18,160	$2,282,762
Chief Water Technology Officer, President, American Water Services and President, American Water Works Service Company(7)	2009	$443,422	$—	$160,124	$160,127	$175,123	$651,258	$18,348	$1,608,402
	2008	$422,961	$247,200	$357,030	$516,818	$769,218	$550,153	$17,481	$2,880,861

(1)	Mr. Sterba has served as our President and Chief Executive Officer since August 15, 2010.

(2)	Mr. Correll served as our President and Chief Executive from April 17, 2006 until his resignation in August 2010.

(3)	Mr. Lynch has served as our President and Chief Operating Officer, Regulated Operations since March 1, 2010 (prior to that date, Mr. Lynch was President of Regulated Operations).

(4)	Ms. Wolf has served as our Senior Vice President and Chief Financial Officer since March 1, 2006.

(5)	Ms. Walker has served as our Chief Administrative Officer since September 2010, and Senior Vice President, General Counsel and Secretary since January 2010.

(6)	Mr. Bigelow has served as President of New Jersey American Water since 2007.

(7)	Mr. Young served as our Chief Water Technology Officer, President of American Water Services and the President of American Water Works Service Company until resigning from these positions on November 19, 2010. He retired on January 1, 2011.

(8)	The following officers deferred a portion of their salary under our deferred compensation plan as follows: Mr. Correll, $58,800, Mr. Lynch, $23,688 and Mr. Young, $18,314.

(9)	The amounts shown in this column for 2008 represent the discretionary portion of the completion bonus payable to each named executive officer in connection with our initial public offering. This portion was payable at the discretion of RWE, our former owner, based on each executive’s leadership and support in positively marketing the business and preparing for our initial public offering, and therefore is considered a bonus award disclosable in this column pursuant to rules of the Securities and Exchange Commission. The other portion of each named executive officer’s completion bonus, which was equal to 50% of each named executive officer’s base salary, was payable based solely on the consummation of the initial public offering, and therefore is considered a plan-based award pursuant to rules of the Securities and Exchange Commission and is disclosed in the “Non-Equity Incentive Plan Compensation” column.

(10)	The amount shown in this column for 2010 includes Mr. Sterba’s signing bonus and the portion of the AIP award we paid to Mr. Lynch in excess of amounts based upon the Corporate Multiplier. See “Compensation Discussion and Analysis—2010 Compensation—Annual Incentive Plan.”

(11)	The amounts shown in this column reflect the grant date fair value of the performance-based restricted stock unit and performance stock unit (PSU) awards granted to the named executive officers. The amounts disclosed represent the value at the grant date based upon the probable outcome of the performance conditions. These amounts reflect aggregate compensation cost we expect to be recorded in our financial statements over the service period for such awards, determined at the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation”, which we refer to as FASB ASC Topic 718. The following table shows the value of the awards at the grant date assuming the highest level of performance conditions were achieved:

	Year	Stock Awards
Name		Grant Date Fair Value
Mr. Sterba	2010	$540,082
Mr. Correll	2010	$1,173,032
	2009	$793,787
	2008	$1,015,387
Mr. Lynch	2010	$730,802
	2009	$388,134
	2008	$293,438
Ms. Wolf	2010	$655,197
	2009	$431,984
	2008	$702,912
Ms. Walker	2010	$392,693
Mr. Bigelow	2010	$228,386
Mr. Young	2010	$275,625
	2009	$240,186
	2008	$624,803

See Note 9: Stockholders’ Equity in the notes to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for the assumptions that were made in determining grant date fair values of the performance stock unit awards.

(12)	The amounts shown in this column reflect the grant date fair value of stock options granted to the named executive officers. The amounts with respect to all option grants reflect aggregate compensation cost we expect to record in our financial statements over the service period for options, determined at the grant date under FASB ASC Topic 718. In 2008, we granted performance-based options in connection with our initial public offering. The grants in 2009 and 2010 were not performance-based. The amounts disclosed for 2008 represent the value at the grant date based upon the probable outcome of the performance conditions. The following table shows the value of the 2008 stock options at the grant date assuming the highest level of performance were achieved:

Option Award
Name	Value Assuming Maximum Performance
Mr. Correll	$1,473,999
Mr. Lynch	$427,765
Ms. Wolf	$1,017,482
Mr. Young	$904,432

See Note 9: Stockholders’ Equity in the notes to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for the assumptions that were made in determining grant date fair values of the stock options.

(13)	The amounts shown in this column for 2008 represent (i) the portion of each named executive officer’s completion bonus equal to 50% of base salary, which was payable based solely on the consummation of our initial public offering, (ii) retention bonuses paid to the named executive officers in connection with our initial public offering and (iii) payments for 2008 performance under our annual incentive plan which were paid on March 11, 2009. The amounts shown in this column for 2009 represent the payment for the 2009 AIP that was paid on March 10, 2010. The amounts shown in this column for 2010 represent the payment for the 2010 AIP that was paid on March 8, 2011.

(14)	The amounts shown in this column reflect the aggregate changes in the actuarial present values of the named executive officers’ accumulated benefits under our qualified and nonqualified defined benefit pension plans from the pension plan measurement date used for our 2009 audited financial statements, to the pension plan measurement date used for our 2010 audited financial statements. For further information on the pension plans, see “2010 Pension Benefits,” below. Because there were no above-market earnings on the named executive officers’ deferred compensation, no amounts of deferred compensation are required to be shown in this column, pursuant to rules of the Securities and Exchange Commission.

(15)	The following table shows the components of the amounts listed in the 2010 “All Other Compensation” column for each named executive officer:

Name	401(k) Company Match	401(k) Defined Contribution Company Match Account (a)	Company Contributions to Deferred Contribution Plan (b)	Exec Perq Executive Physical	Dividend Equivalents (c)	Company Paid Life Insurance	Severance (d)	Total All Other Comp
Jeffry E. Sterba	$—	$12,863	$—	$—	$—	$92	$—	$12,955
Donald L. Correll	$9,800	$12,863	$11,854	$2,215	$—	$367	$2,021,272	$2,058,371
Walter J. Lynch	$1,644	$—	$5,716	$2,036	$2,871	$367	$—	$12,634
Ellen C. Wolf	$9,800	$12,863	$30,300	$6,755	$9,715	$367	$—	$69,800
Kellye L. Walker	$9,800	$12,863	$—	$1,300	$—	$306	$—	$24,269
John R. Bigelow	$2,789	$—	$—	$—	$—	$367	$—	$3,156
John S. Young	$3,872	$—	$3,032	$2,254	$8,635	$367	$—	$18,160

(a)	The Defined Contribution Account is an account in our 401(k) plan to which American Water contributes 5.25% of each eligible employee’s total cash compensation (which includes base pay and annual incentive plan payouts), subject to limits on compensation that may be taken into account pursuant to Section 401(a)(17) of the Internal Revenue Code. Only employees hired on or after January 1, 2006 are eligible for this contribution.

(b)	The amounts in this column represent matching contributions that the Company has made to the named executive officers’ accounts in our deferred compensation plan. For further information on this plan, please see “2010 Nonqualified Deferred Compensation” below.

(c)	Dividend equivalents are paid in cash, with respect to PSUs, at such time, if ever, as the PSUs are converted to American Water common stock

(d)	The amount in this column includes $190,512 of the annual incentive bonus payable to Mr. Correll under his separation agreement, which he deferred under our deferred compensation plan. See “2010 Nonqualified Deferred Compensation” and “Potential Payments on Termination or Change in Control—Separation Agreement with Donald L. Correll,” below.

Employment Agreements

We have employment agreements with Mr. Sterba and Mses. Walker and Wolf, which are summarized below. Portions of the employment agreements, if any, addressing terms upon retirement or other termination of employment are described below under “Potential Payments on Termination or Change in Control.”

Jeffry E. Sterba. Mr. Sterba entered into an employment agreement with us dated August 15, 2010. Under the agreement, Mr. Sterba serves as our President and Chief Executive Officer. The agreement provides for Mr. Sterba’s annual base salary of $675,000 and pro rated participation in the AIP, with a target payout equal to 100 percent of his base salary prorated for the portion of the year subsequent to commencement of his employment. The agreement also provided for a signing bonus of $200,000 in cash and options to purchase 25,000 shares of the common stock of the Company at an exercise price of $22.66 per share, which vest over a two year period and expire on the seventh anniversary of the date of the grant. The agreement also provides for Mr. Sterba’s pro rated participation in our long-term incentive plan with a target payment equal to 200 percent of his base salary, subject to proration in 2010. In addition, Mr. Sterba is eligible to participate in our deferred compensation, retirement and benefit plans.

Ellen C. Wolf. Ms. Wolf entered into an employment letter agreement with American Water dated December 29, 2005, and restated as of February 15, 2008. Under the agreement, Ms. Wolf serves as our Senior Vice President and Chief Financial Officer. The agreement provided for Ms. Wolf’s annual base salary of $463,500 (which we subsequently increased to $480,000) and her participation in the annual incentive plan with a target payout equal to 50 percent of her base salary (which we subsequently increased to 55 percent of her base salary). The agreement also provided for Ms. Wolf’s participation in American Water’s 2007 Omnibus Equity Compensation Plan with an equity target award of 115 percent of her base salary (which we subsequently increased to 130 percent of her base salary). In addition, Ms. Wolf is eligible to participate in our deferred compensation, retirement and benefit plans.

Kellye L. Walker. Ms. Walker entered into an employment letter agreement with us, dated December 21, 2009. Under the agreement, Ms. Walker initially served as our Senior Vice President, General Counsel and Secretary. The agreement provided for Ms. Walker’s annual base salary of $340,000 (which we subsequently increased to $375,000 in light of additional responsibilities she assumed upon her appointment as our Chief Administrative Officer, Senior Vice President, General Counsel and Secretary in September 2010), and her participation in the annual incentive plan with a target payout equal to 55 percent of her base salary. The agreement also provided for Ms. Walker’s participation in our long-term incentive plan with a target payout equal to 110 percent of her base salary. In addition, Ms. Walker is eligible to participate in our deferred compensation, retirement and benefit plans.

2010 Grants of Plan-Based Awards

The following table provides information regarding plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2010:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Target	Maximum	Threshold	Target	Maximum
Jeffry E. Sterba
Annual Incentive Plan		$257,000	$514,080
Options	8/15/2010						25,000	$22.66	$106,000
Options	8/27/2010						53,026	$22.74	$205,741
PSU	8/27/2010			2,828	8,081	14,142			$205,742
PSU	8/27/2010			848	3,393	5,938			$77,157
PSU	8/27/2010			283	1,131	1,979			$25,719

Donald L. Correll
Annual Incentive Plan		$588,000	$1,176,000
Options	2/25/2010						100,197	$22.31	$446,879
PSU	2/25/2010			6,170	17,628	30,849			$446,870
PSU	2/25/2010			1,878	7,511	13,144			$167,570
PSU	2/25/2010			626	2,504	4,382			$55,864

Walter J. Lynch
Annual Incentive Plan		$336,000	$672,000
Options	2/26/2010						62,703	$22.26	$278,401
PSU	2/26/2010			3,850	11,000	19,250			$278,410
PSU	2/26/2010			1,173	4,690	8,208			$104,399
PSU	2/26/2010			391	1,563	2,735			$34,792

Ellen C. Wolf
Annual Incentive Plan		$264,000	$528,000
Options	2/25/2010						55,964	$22.31	$249,599
PSU	2/25/2010			3,446	9,846	17,231			$249,596
PSU	2/25/2010			1,049	4,196	7,343			$93,613
PSU	2/25/2010			350	1,398	2,447			$31,189

Kellye L. Walker
Annual Incentive Plan		$189,555	$379,110
Options	2/25/2010						33,543	$22.31	$149,602
PSU	2/25/2010			2,065	5,901	10,327			$149,590
PSU	2/25/2010			629	2,515	4,401			$56,110
PSU	2/25/2010			210	838	1,467			$18,696

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Target	Maximum	Threshold	Target	Maximum
John R. Bigelow
Annual Incentive Plan		$130,500	$261,000
Options	2/25/2010						19,507	$22.31	$87,001
PSU	2/25/2010			1,201	3,432	6,006			$87,001
PSU	2/25/2010			366	1,463	2,560			$32,640
PSU	2/25/2010			122	487	852			$10,865

John S. Young
Annual Incentive Plan		$182,700	$365,400
Options	2/26/2010						23,649	$22.26	$105,002
PSU	2/26/2010			1,452	4,149	7,261			$105,011
PSU	2/26/2010			442	1,768	3,094			$39,356
PSU	2/26/2010			148	590	1,033			$13,133

(1)	These columns represent target and maximum annual incentive plan payout opportunities. The actual payments that were made under the plan for 2010 performance are shown in the “2010 Summary Compensation Table.” There is no specified minimum award for participants in the annual incentive plan. For further information on the annual incentive plan, see “Compensation Discussion and Analysis—2010 Compensation—Annual Incentive Plan.”

(2)	These columns represent shares underlying performance stock units that may be earned under our Long-Term Incentive Plan. For further information on the Long-Term Incentive Plan, see “Compensation Discussion and Analysis—2010 Compensation—Long-Term Incentive Plan.”

(3)	This column represents shares underlying grants of stock options under our Long-Term Incentive Plan. For further information on the Long-Term Incentive Plan, see “Compensation Discussion and Analysis—2010 Compensation—Long-Term Incentive Compensation.”

(4)	This column represents the grant date fair values of the stock options and performance stock units determined in accordance with FASB ASC Topic 718. See footnotes (11) and (12) to the “2010 Summary Compensation Table” for a discussion of the fair value calculations for options and restricted stock units.

2010 Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by our named executive officers at December 31, 2010.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)	Market Value of Shares or Units of Stock that Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (5)
Jeffry E. Sterba
	8/15/2010		25,000	$22.66	8/15/2017
	8/27/2010		53,026	$22.74	12/31/2016			12,605	$318,780
Walter J. Lynch
	4/22/2008	18,552		$21.50	12/31/2013
	4/22/2008		29,906	$21.50	12/31/2014	3,932	$99,440
	2/20/2009	21,804	43,610	$20.70	12/31/2015			11,719	$296,374
	2/26/2010		62,703	$22.26	12/31/2016			17,253	$436,328
Ellen C. Wolf
	4/22/2008	62,785		$21.50	12/31/2013
	4/22/2008		56,931	$21.50	12/31/2014	7,485	$189,296
	2/20/2009	24,269	48,539	$20.70	12/31/2015			13,043	$329,857
	2/25/2010		55,964	$22.31	12/31/2016			15,440	$390,478
Kellye L. Walker
	2/25/2010		33,543	$22.31	12/31/2016			9,254	$234,034
John R. Bigelow
	4/22/2008	14,841		$21.50	12/31/2013
	4/22/2008		13,458	$21.50	12/31/2014	1,769	$44,738
	2/20/2009	7,942	15,885	$20.70	12/31/2015			4,269	$107,963
	2/25/2010		19,507	$22.31	12/31/2016			5,382	$136,111
John S. Young
	4/22/2008	55,809		$21.50	12/31/2013
	4/22/2008		50,606	$21.50	12/31/2014	6,653	$168,254
	2/20/2009	13,493	26,988	$20.70	12/31/2015			7,252	$183,403
	2/26/2010		23,649	$22.26	12/31/2016			6,507	$164,562

(1)	The unexercised options granted on April 22, 2008 vested on January 1, 2011. The options granted in 2009 and 2010 (other the options granted to Mr. Sterba on August 15, 2010) vest in equal increments on the first three anniversaries of the grant date. The options granted to Mr. Sterba on August 15, 2010 fully vest on August 15, 2012.

(2)	This column represents performance-based restricted stock units granted in connection with our initial public offering that have performance-vested. The restricted stock units disclosed in this column time-vested on January 1, 2011.

(3)	The market values of the awards described in footnote 2 are based on the $25.29 closing price of our common stock on December 31, 2010, as reported by the NYSE.

(4)	This column represents performance stock units granted as described under “Compensation Discussion and Analysis—2010 Compensation – Long-Term Incentive Plan,” that will time-vest in equal increments on the first three anniversaries of the date of grant. The number of shares disclosed in this column represent the amount that will performance-vest if target performance is achieved.

(5)	The market values of the awards described in footnote 4 are based on the $25.29 closing price of our common stock on December 31, 2010, as reported by the NYSE.

2010 Option Exercises and Stock Vested

The following table provides information regarding restricted stock units held by our named executive officers that vested during 2010. No options were exercised during 2010.

Name	Number of Shares Acquired on Vesting(1)	Realized Value on Vesting(2)
Donald L. Correll(3)	22,087	$491,271
Walter J. Lynch	2,353	$52,731
Ellen C. Wolf	7,963	$178,451
John R. Bigelow	1,882	$42,176
John S. Young	7,078	$158,618

(1)	All restricted stock units vested on January 1, 2011, except for the restricted stock units held by Mr. Correll, which vested on August 16, 2010.

(2)	Realized value for all restricted stock units held by the named executive officers, other than Mr. Correll, reflects the $22.41 closing share price on December 31, 2009 (the last trading day prior to the January 1, 2010 vesting of the restricted stock units). Realized value for Mr. Correll’s restricted stock units reflects the $22.10 closing share price on August 16, 2010.

(3)	Mr. Correll deferred distribution of these shares under our deferred compensation plan. See “2010 Nonqualifieds Deferred Compensation” below.

2010 Pension Benefits

American Water Works Company, Inc. Pension Plan

The American Water Works Company, Inc. Pension Plan, which we refer to as the “AWWPP,” is a qualified pension plan that provides for a pension benefit equal to 1.6% of final average pay multiplied by years of service. Final average pay is defined for purposes of the plan as the average sum of base pay plus annual incentive payout for the highest 60 months out of the final 120 months of employment. For executives hired prior to July 1, 2001, a grandfathered benefit is provided. Normal retirement is defined as age 65, and early retirement eligibility is satisfied when an employee’s age is at least 55 and the employee has attained a service requirement that varies based on whether the employee is in a grandfathered group and, if so, the location of such group. Benefits vest in the AWWPP upon completion of five years of service. All the named executive officers who participate in the plan are vested in their pension benefits. The normal form of payment is a single life annuity for single participants and a 50% joint and survivor annuity for married participants. The 50% joint and survivor annuity benefit amount is determined to be actuarially equivalent to the single life annuity amount. There is a reduction in benefits for early retirement for participants other than those who retire at age 62 or older with specified service levels, such as 20 years of service for someone who is age 62.

American Water Works Company, Inc. Executive Retirement Plan

The American Water Works Company, Inc. Executive Retirement Plan, which we refer to as the ERP, is a nonqualified defined benefit pension plan that provides benefits under the same formula as the AWWPP, but without the pay and benefit payment limitations that are applicable to the AWWPP under the Internal Revenue Code. The ERP also provides a minimum benefit in accordance with provisions of former executive retirement plans that American Water sponsored, the American Water Works Company, Inc. Supplemental Executive Retirement Plan and Supplemental Retirement Plan, which we refer to as the SERP and SRP, respectively. Executives who were participants in this nonqualified pension plans are entitled to the greater of the benefits determined pursuant to the restoration formula under the ERP and the benefits determined pursuant to their respective prior nonqualified plan formulas. Messrs. Young and Bigelow participated in the former SRP. Mr. Lynch participates in the restoration provisions of the ERP. All the named executive officers who participate in a nonqualified plan are vested in their nonqualified pension benefits. Upon retirement, nonqualified plan benefits are payable as lump sums unless the participant has elected an alternate form of payment pursuant to the Internal Revenue Code regulations under Section 409A. Mr. Young elected to receive his ERP benefits as an annuity following retirement, Mr. Bigelow will receive his benefit as an annuity and Mr. Lynch will receive his benefits as a lump sum. Upon voluntary termination of employment prior to eligibility for early or normal retirement, nonqualified benefits are payable as deferred (to age 65) annuities or lump sum equivalents of such deferred annuities. All nonqualified plan lump sums are calculated as the present value of deferred or immediate single life annuities.

Name	Plan Name	Number of Years Accredited Service	Present value of Accumulated Benefit(4)	Payments During Last Fiscal year
Jeffry E. Sterba	N/A(1)	N/A	N/A	N/A
Donald L. Correll	N/A(1)	N/A	N/A	N/A
Walter J. Lynch(2)	AWW Inc Executive Retirement Plan	6.03	$191,437	N/A
	AWW Co. pension Plan	6.03	$140,578	N/A
Ellen C. Wolf(2)	AWW Co. Pension Plan	4.52	$140,276	N/A
Kellye L. Walker	N/A(1)	N/A	N/A	N/A
John R. Bigelow(2)	AWW Inc Executive Retirement Plan	16.68	$872,341	N/A
	AWW Co. Pension Plan	16.68	$672,553
John S. Young(3)	AWW Inc Executive Retirement Plan	33.33	$2,462,587	N/A
	AWW Co. Pension Plan	33.33	$1,644,715	N/A

(1)	Since Messrs. Sterba and Correll and Ms. Walker were hired after 2005, they do not participate in any of our defined benefit plans.

(2)	Ms. Wolf is entitled to receive a benefit from the AWWPP, attributable to her prior period of employment from May 24, 1999 through December 1, 2003. The benefit is payable in the form of a life annuity beginning at age 65. Ms. Wolf may elect to retire early and commence reduced payments immediately provided her age plus credited service at retirement exceed 70. At the time that Ms. Wolf’s and Mr. Lynch’s age plus credited service exceed 70, they also become eligible for a subsidized Joint and Survivor form of retirement benefit. Presently Ms. Wolf, Mr. Bigelow and Mr. Lynch are all eligible to receive a disability retirement benefit under this plan.

(3)	Mr. Young retired and started receiving his retirement income on January 1, 2011.

(4)	Amounts shown reflect the present value of the accumulated benefit of each named executive officer as of December 31, 2010. All amounts for the pension plans were determined using the same interest and mortality assumptions as those used for financial reporting purposes. The following assumptions were used to calculate pension values at the following measurement dates: 2009 (for purposes of the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “2010 Summary Compensation Table” and for this table)—discount rate of 5.93% and an assumed interest basis for calculating lump sums that reflects the change to Section 417 of the Internal Revenue Code made by the Pension Protection Act of 2006, including the phase-in for any lump-sum payments assumed to commence during 2010 and 2011, and mortality based on the Society of Actuaries’ RP2000 sex distinct tables projected to 2016 with phase out and no collar adjustment for discounting annuity payments, and the Society of Actuaries’ RP 2000 unisex static table for calculating lump sums as prescribed by Section 417 of the Internal Revenue Code for 2009, and for 2010, (for purposes of the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “2010 Summary Compensation Table” and for this table)—discount rate of 5.32% and an assumed interest basis for calculating lump sums that reflects the change to Section 417 of the Internal Revenue Code made by the Pension Protection Act of 2006, including the phase-in for any lump-sum payments assumed to commence during 2011, and mortality based on the Society of Actuaries’ RP2000 sex distinct tables projected to 2017 with phase out and no collar adjustment for discounting annuity payments, and the Society of Actuaries’ RP 2000 unisex static table for calculating lump sums as prescribed by Section 417 of the Internal Revenue Code for years after 2009.

For further information on American Water’s defined benefit pension plans, see “Potential Payments on Termination or Change in Control,” below.

2010 Nonqualified Deferred Compensation

All the named executive officers participate in the Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries. For the named executive officers, the deferred compensation plan permits the deferral of up to 20% of base salary and up to 100% of bonus each year on a tax-favored basis. It also provides for annual matching contributions determined by the following formula for named executive officers hired on or after January 1, 2006 (Messrs. Sterba and Correll and Mses. Walker and Wolf): (a) the sum of (i) 100% of a participant’s voluntary deferrals for the year, up to a maximum of 3% of the sum of the participant’s base salary and bonus and (ii) 50% of a participant’s voluntary deferrals for the year, up to a maximum of the next 2% of the sum of the participant’s base salary and bonus, less (b) the maximum amount of matching contributions that the participant is eligible to receive under the 401(k) plan for the year. For named executive officers hired before January 1, 2006 (Messrs. Lynch and Bigelow), the matching contribution formula is: (a) 50% of a participant’s base salary deferrals for the year, up to a maximum of 5% of the participant’s base salary, less (b) the maximum amount of matching contributions that the participant is eligible to receive under the 401(k) plan for the year. In addition, we make additional annual contributions for named executive officers hired on or after January 1, 2006, equal to the sum of (a) 5.25% of the participant’s base salary in excess of the dollar limitation in effect under Section 401(a)(17) of the Internal

Revenue Code with respect to the year and (b) 5.25% of the participant’s bonus. Participants’ deferred compensation accounts are credited with returns in accordance with the deemed investment options elected by the participant. Participants are immediately vested in all contributions to the plan, except for the 5.25% annual contributions made for Ms. Wolf, which vest at the earliest of (i) completion of five years of service, (ii) attainment of age 65, (iii) death, (iv) a change in control and, for Ms. Wolf, (v) termination of employment by the Company without cause or by Ms. Wolf for “good reason,” as described under “Potential Payments on Termination or Change in Control-Severance Terms in Ellen C. Wolf’s Employment Agreement.” Participants may elect to receive their account balances at any of the following times: (i) separation from service, (ii) a specified distribution date, (iii) the earlier of separation from service or a specified distribution date or (iv) the later of separation from service or a specified distribution date, and may elect any of the following forms for distribution of their accounts: (i) lump sum or (ii) annual installments paid over a period of between two and 10 years. None of the named executive officers had any withdrawals or distributions from the plan in 2010.

Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year ( c) (2)	Aggregate Earning in Last Fiscal Year	Aggregate Withdrawals/ Distributions in Last Fiscal Year		Aggregate Balance at Last Fiscal Year (3)
Donald L. Correll	$249,312	$11,854	$83,602		—	$985,343
Walter J. Lynch	$23,688	$5,716	$16,220		—	$194,106
Ellen C. Wolf	$0	$30,300	$10,054			$282,083
John R. Bigelow	$0	—	$11,936	-$	73,132	$97,648
John S. Young	$18,314	$3,032	$9,804			$94,812

(1)	The following amounts in this column are also reported as compensation to the named executive officers in the “2010 Summary Compensation Table” in the following columns:

Named Executive Officer	Salary	All Other Compensation
Mr. Correll	$58,800	$190,512
Mr. Lynch	$23,688
Mr. Young	$18,314

(2)	The amounts in this column are also reported as compensation to the named executive officers in the “2010 Summary Compensation Table” in the “All Other Compensation” column.

(3)	The following amounts were reported in the Summary Compensation Table as compensation to the listed named executive officers for 2009, 2008 and 2007: Mr. Correll, $575,550, Mr. Lynch, $125,306, Ms. Wolf, $216,403, Mr. Young, $56,906.

Potential Payments on Termination or Change in Control

This Section describes the potential payments that would have been made to the named executive officers, other than. Messrs. Correll and Young, upon various types of terminations of employment or a change in control of American Water on December 31, 2010. In the case of Mr. Correll, who resigned in August 2010 and Mr. Young, who retired in January 2011, the section describes the actual amounts they received or are entitled to receive.

Executive Severance Policy. Our executive severance policy provides severance benefits to executives whose employment is involuntarily terminated by American Water for reasons other than cause. The determination of whether an executive’s employment is terminated for cause will be made at the sole discretion of the board of directors of American Water. Under the policy, eligible executives will receive 12 months of their base salary, in the form of base salary continuation (in the case of Mr. Correll, the policy provided for 18 months of base salary; as noted below under “Severance Terms in Jeffry E. Sterba’s Employment Agreement,” Mr. Sterba will be entitled to 18 months of base salary if he is terminated after August 15, 2013). They are entitled to continued health, dental and vision coverage based on their years of service, in the amount of eight weeks of coverage for less than five years of service, 12 weeks of coverage for at least five years but less than 10 years of service and 16 weeks of coverage for 10 or more years of service. They are also entitled to life insurance coverage and continued participation in the employee assistance plan for the number of months of their severance benefits, as well as 12 months of outplacement services. In order to receive severance benefits under the executive severance policy, an executive must sign a release and waiver of any claims against American Water and agree to certain restrictive covenants. Severance benefits payable under the severance policy will be offset and reduced by any other severance benefits payable under any employment agreement or otherwise.

Severance Terms in Jeffry E. Sterba’s Employment Agreement. Mr. Sterba’s employment agreement with us provides that, in the event Mr. Sterba’s employment with us is terminated without cause or is terminated in connection with the selection of a new chief executive officer whose identity and time of succession are mutually agreed to by us and Mr. Sterba (a “Succession Termination”), Mr. Sterba will be fully vested with respect to all options and restricted stock units granted to him prior to August 15, 2012, except that, in the case of options and restricted stock units that are part of the LTIP grants for 2012 he will be vested only in a prorated amount of such options and restricted stock units based on the portion of the calendar year prior to August 15, 2012. In addition, the termination date of affected stock options will be extended to a date that is two years following the termination of Mr. Sterba’s employment. Terms relating to treatment of (a) LTIP awards granted after August 15, 2012 or (b) options or restricted stock units granted prior to August 15, 2012, in the event of termination of Mr. Sterba’s employment other than a termination without cause or Succession Termination, will be governed by the terms of the LTIP. If we terminate Mr. Sterba’s employment other than for cause, and in lieu of the terms and conditions of our Executive Severance Policy relating to base salary continuation, Mr. Sterba will be entitled to receive a severance payment equal to 12 months of base salary if the termination occurs on or prior to August 15, 2012, and a severance payment equal to 18 months of base salary if his termination occurs after August 15, 2013.

Severance Terms in Ellen C. Wolf’s Employment Agreement. Ms. Wolf’s employment letter agreement provides that if we terminate Ms. Wolf’s employment other than for cause (as determined in our sole discretion), or if Ms. Wolf terminates her employment for “good reason” (as described below), she will be deemed to have fully vested in all her benefits under the 2007 Omnibus Equity Compensation Plan and the deferred compensation plan so long as such vesting is permitted by applicable law. “Good reason” is defined as (i) a diminishment in Ms. Wolf’s authority that is substantially and materially inconsistent with her position as Senior Vice President and Chief Financial Officer of a public company or (ii) the assignment to Ms. Wolf of duties that are substantially and materially inconsistent with her position as Senior Vice President and Chief Financial Officer of a public company.

Separation Agreement with Donald L. Correll. Mr. Correll entered into a Separation and General Release Agreement with us, dated August 15, 2010 (the “Separation Agreement”). Under the Separation Agreement, Mr. Correll continued to receive his base salary, at a rate of $588,000 per annum, until February 16, 2011. Thereafter, during the 18 month period beginning February 17, 2011, Mr. Correll will receive severance payments of $49,000 per month. With respect to his AIP award for 2010, Mr. Correll received an amount equal to 100 percent of his target AIP award multiplied by the Corporate Multiplier applicable to calendar year 2010. (See “Compensation Discussion and Analysis”—2010 Compensation—Annual Incentive Plan” for a description of Corporate Multiplier.) We paid 75 percent of Mr. Correll’s target AIP award for 2010 on August 18, 2010, and paid the remaining balance of his AIP award for 2010 on March 8, 2011, when we made payments of AIP awards to our other senior executives. In addition, we accelerated the vesting of options to purchase 246,747 shares of our common stock and extended the termination dates of the options held by Mr. Correll until December 31, 2014 (with respect to 170,833 underlying shares), December 31, 2015 (with respect to 133,785 underlying shares) and December 31, 2016 (with respect to 66,797 underlying shares). We accelerated the vesting of 11,932 restricted stock units granted in 2008. With respect to the 23,967 performance stock units granted in 2009 and the 27,643 performance stock units granted to Mr. Correll in 2010, Mr. Correll will receive 100 percent and two-thirds, respectively, of the award that would have been payable to him had he remained an employee during the entire respective three year performance periods, based on the achievement of performance goals during the applicable performance period as applied to our senior executives. Mr. Correll received an amount equal to the defined employer contributions that would have been made under the Company’s Non-Qualified Savings and Deferred Compensation Plan (the “Deferred Compensation Plan”) on account of all compensation received by him through February 16, 2011 and his total AIP award for 2010. He will be treated as fully vested in all contributions that we have or will make for his account under the Deferred Compensation Plan.

Mr. Correll remains eligible to receive amounts to which he otherwise would be entitled under our benefit plans.

Agreement with John S. Young. Mr. Young and the Company entered into an Agreement and Release, dated January 1, 2011. Under the Agreement and Release, Mr. Young retired and ceased to be an employee on January 1, 2011. (See “Compensation Discussion and Analysis—2010 Compensation—Annual Incentive Plan” for a description of the AIP award earned by Mr. Young.) In addition, we accelerated the vesting of options to purchase 29,260 shares of our common stock and extended the termination dates of options held by Mr. Young until December 31, 2013 (with respect to 55,809 underlying shares), December 31, 2014 (with respect 50,606 underlying shares), December 31, 2015 (with respect to 40,481 underlying shares) and December 31, 2016 (with respect to 23,649 underlying shares). With respect to the 7,252 performance stock units granted in 2009, and the 6,507 performance stock units granted in 2010, Mr. Young will receive 100% of each of the awards that would have been payable to him had he remained an employee during the entire respective three year performance period as applied to our senior executives.

Mr. Young remains eligible to receive amounts to which he otherwise would be entitled under our benefit plans.

Deferred Compensation Plans. Our deferred compensation plan for employees is described above under “2009 Nonqualified Deferred Compensation.” This Section describes the payments that would be made under that plan upon various types of termination. Since employees are immediately vested in all contributions to the plan other than our annual 5.25 percent contributions, they would receive their full account balances, less the portion of their balances attributable to such 5.25 percent contributions, upon any termination of employment other than for cause. Because participants do not vest in our 5.25 percent contributions until completion of five years of service, attainment of age 65, change in control or death, participants whose employment terminates before any such events would not receive amounts attributable to such contributions, and participants whose employment terminates after any such events would receive such amounts. However, Ms. Wolf’s employment agreement provides that she will vest in her deferred compensation benefits upon a termination of employment by us without cause or by her for “good reason,” as described above under “Employment Agreements.” Upon a termination for cause, all of our contributions to the deferred compensation plan would be forfeited by the participants. Payments of vested amounts will be made at the time and in the form elected by the participant, except that a lump-sum distribution of vested amounts will be paid upon death. Amounts shown in the table are the values each named executive officer would have been entitled to given a termination on December 31, 2010, except in the case of Mr. Correll and Mr. Young, where the table shows the actual amounts they received or are entitled to receive. Due to federal tax considerations, actual commencement of these benefits would have likely been delayed six months from the date of termination.

Defined Benefit Plans. Our retirement plans are described above under “2010 Pension Benefits.” This section describes the payments that would be made under the retirement plans upon various types of termination of employment, and retirement payments actually made to Mr. Young.

Voluntary termination—Despite being ineligible for retirement, Mr. Lynch and Ms. Wolf would have been entitled to benefits from the AWWPP and (for Mr. Lynch only) the ERP, upon voluntary termination at December 31, 2010. Mr. Lynch’s annual AWWPP benefit, payable as a 50 percent joint and survivor annuity beginning at age 65, is $20,399. Mr. Lynch will receive his ERP benefit as a lump sum. Ms. Wolf’s AWWPP benefit is payable as a single life annuity beginning at age 65. The life annuity annual benefit amount is $17,748. This benefit is not available as a lump sum. Upon voluntary termination, Mr. Bigelow would be eligible for an early retirement benefit described in the next section.

Retirement—At December 31, 2010, Mr. Young was eligible for early retirement benefits from the AWWPP and the ERP. Unless participants otherwise elect, ERP benefits are payable as actuarially equivalent lump sums upon separation from service. Mr. Young’s annual AWWPP benefit, payable immediately upon his separation from service as a 66 2/3 percent joint and survivor annuity is $110,020 as of January 1, 2011; his annual ERP benefit is $164,730 as of January 1, 2011. Mr. Young retired and started receiving his retirement income on January 1, 2011.

At December 31, 2010, Mr. Bigelow was eligible for early retirement benefits from AWWPP and ERP. Mr. Bigelow’s estimated annual AWWPP benefit, payable immediately upon his separation from service as a 50 percent joint and survivor annuity is $35,201 as of January 1, 2011; his annual ERP benefit is $45,658 as of January 1, 2011.

Involuntary termination without cause—Under the AWWPP and the nonqualified plan (in the case of Mr. Lynch), benefits payable upon a termination of employment without cause are in the same amount, have the same timing and are in the same form as those payable upon a voluntary termination for Ms. Wolf and Mr. Lynch. Under the nonqualified plan, upon an involuntary termination without cause, Mr. Lynch would receive an additional 12 months of service credit for purposes of measuring eligibility for vesting, pursuant to the executive severance policy; however, Mr. Lynch is already vested in his benefits.

Involuntary termination without cause following a change in control—Upon an involuntary termination of employment without cause resulting from a change in control, nonqualified plan benefits may become vested at the discretion of our board of directors. However, all of the named executive officers who participate in the nonqualified plan are already vested in their benefits as of December 31, 2010. AWWPP and nonqualified plan benefits payable upon involuntary termination of employment without cause resulting from a change in control are in the same amount, have the same timing and are in the same form as those payable upon a voluntary termination for Ms. Wolf (with respect to the AWWPP only), Mr. Lynch, and upon early retirement for Mr. Bigelow.

Termination for cause—In the case of termination for cause, benefits payable from the AWWPP and from the nonqualified plan are in the same amount, have the same timing and are in the same form as those payable upon a voluntary termination for Ms. Wolf and Mr. Lynch and upon early retirement for Mr. Bigelow.

Disability—Benefits payable upon a termination of employment as a result of a disability are determined under the AWWPP and the nonqualified plan in the same manner as benefits payable upon early retirement, except that disability benefits are payable immediately and without reduction for early commencement. AWWPP benefits are payable as annuities; nonqualified plan disability benefits are payable as lump sums unless the participant has elected an alternate form of payment. Mr. Young no longer qualifies for disability benefits since he has commenced his retirement benefits. Messrs. Lynch and Bigelow and Ms. Wolf, who have completed the required 10 years of service, qualify for disability benefits.

Death—If Mr. Lynch had died on December 31, 2010, his surviving spouse or named beneficiary would have received benefits under the AWWPP and the ERP calculated as if he had survived to age 55 and elected a 100 percent joint and survivor annuity. The benefit under the AWWPP would have been payable to him as an annuity beginning at his 55th birthday based on the age 55 early retirement factor, the age 55 100 percent joint and survivor factor using service as of the date of death. The benefit under the ERP would have been paid to Mr. Lynch as the immediate lump-sum equivalent of an annuity determined in the same manner as under the AWWPP.

If Ms. Wolf or Mr. Bigelow had died on December 31, 2010, their surviving spouses or named beneficiaries would have received benefits under the AWWPP and (for Mr. Bigelow only) the ERP calculated as if they had immediately elected a 100 percent joint and survivor annuity. The benefit under the AWWPP would have been equivalent to that payable to them as an immediate annuity based on their current age early retirement factor, a 100 percent joint and survivor factor based on theirs and their survivors’ current age, and using service as of the 2003 termination date for Ms. Wolf and as of the date of death for Mr. Bigelow. The benefit under the ERP would have been paid to Mr. Bigelow as the immediate lump-sum equivalent of an annuity determined in the same manner as under the AWWPP.

For purposes of reporting these benefits in the termination tables, we assumed that Mr. Lynch and Ms. Wolf were married with spouses the same ages as the participant; we assumed Mr. Bigelow was married and used his spouse’s actual age.

Omnibus Equity Incentive Plan Awards. The stock options and restricted stock units granted in connection with our initial public offering are generally forfeited upon a termination of employment prior to vesting. However, all stock options and restricted stock units (together with dividend equivalents) vest in full upon an option holders’ death or disability, or upon a change in control. In addition, performance share units will vest as follows:

•

Upon a change in control, the performance share units based upon the assumption that target performance is achieved will vest with respect to the tranches of performance share unit awards that have time-vested, based upon the assumption that target performance is achieved.

•

Upon death or disability, the performance share units will performance-vest with respect to the tranches of performance share unit awards that already have time-vested, based upon actual performance as determined at the end of the performance period.

In addition, as noted above, Ms. Wolf’s employment agreement provides that her awards will fully time-vest upon a termination of employment by us without cause or by Ms. Wolf for “good reason,” as described above under “Employment Agreements.” All the named executive officers’ options and restricted stock units time-vest upon death or disability, and time-vest on a prorated basis upon retirement (based on the portion of the vesting period completed prior to retirement). Upon a change in control, restricted stock units that remain subject to performance-based vesting will vest at the target award level.

Quantifications of Potential Payments on Termination or Change in Control

The following table quantifies the potential payments and benefits to which the named executive officers would have been entitled if one of several different termination of employment or change in control events occurred on December 31, 2010. However, in the case of Messrs. Correll and Young, the table quantifies the actual amounts paid to each of them following his retirement or resignation, as applicable. The amounts shown in the table do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to non-union employees generally upon a termination of employment, including accrued salary and vacation pay, 401(k) plan benefits, continued health and welfare coverage following an involuntary termination of employment and coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). Mr. Young also is, and Mr. Bigelow would also be entitled to continued coverage under American Water’s retiree welfare benefit plans. All employees are also entitled to life insurance benefits of up to 1.5 times base salary, up to a maximum amount of $200,000, if death occurs while actively employed.

With regard to all options and restricted stock units that are not subject to performance-based vesting, but were subject to time-based vesting at December 31, 2010, the assumed values of the awards are shown in the table in the applicable columns. With regard to restricted stock units that remain subject to performance-based vesting, which, upon a change of control, will vest at the target award level, the assumed value for the target amount of these restricted stock units is shown in the table in the applicable columns. The value of each stock option as to which vesting is accelerated is assumed to be equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share and $25.29, the closing price of our common stock as reported on the NYSE Composite Tape on December 31, 2010. For restricted stock units, the value shown in the table is based on the number of restricted stock units multiplied by $25.29 closing price on December 31, 2010. In addition, the value of accumulated dividends (and, for awards that remain subject to performance conditions through the end of the performance period, expected dividends for the remainder of the performance period) was included.

Quantifications of Potential Payments on Termination or Change in Control

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason		Involuntary Termination for Cause		Involuntary Termination without Cause following a Change in Control	Disability	Death	Change in Control(1)
Jeffry E. Sterba	Cash severance	$—	$—	$675,000		$—		$—	$675,000	$—	$—		$—
	Outplacement services	$—	$—	$10,500		$—		$—	$—	$—	$—		$—
	Deferred compensation benefits	$—	$—	$—		$—		$—	$—	$—	$—		$—
	Nonqualified pension benefits	$—	$—	$—		$—		$—	$—	$—	$—		$—
	Qualified pension benefits	$—	$—	$—		$—		$—	$—	$—	$—		$—
	Life insurance and Employee Assistance Program	$—	$—	$386		$—		$—	$386	$—	$—		$—
	Options	$—	$—	$65,750	$		$		$200,966	$200,966	$200,966		$200,966
	Restricted stock units	$—	$—	$—		$—		$—	$329,620	$—	$—		$329,620

	Total	$—	$—	$751,636		$—		$—	$1,205,972	$200,966	$200,966		$530,586

Donald L. Correll	Cash severance	$2,021,272	$—	$—		$—		$—	$—	$—	$—		$—
	Options	$179,322	$—	$—		$—		$—	$—	$—	$—		$—
	Restricted stock units	$1,132,823	$—	$—		$—		$—	$—	$—	$—		$—

	Total	$3,333,417	$—	$—		$—		$—	$—	$—	$—		$—

Walter J. Lynch	Cash severance	$—	$—	$480,000		$—		$—	$480,000	$—	$—		$—
	Outplacement services	$—	$—	$10,500		$—		$—	$—	$—	$—	$
	Deferred compensation benefits	$194,106	$194,106	$194,106		$194,106		$—	$194,106	$194,106	$194,106		$194,106
	Nonqualified pension benefits	$147,692	Not eligible	$147,692		$147,692		$147,692	$147,692	$463,682	$113,744		$147,692
	Qualified pension benefits	$102,532	Not eligible	$102,532		$102,532		$102,532	$102,532	$340,497	$83,781		$102,532
	Life insurance and Employee Assistance Program	$—	$—	$386		$—		$—	$386	$—	$—		$—
	Options	$—	$—	$—		$—		$—	$503,504	$503,504	$503,504		$503,504
	Restricted stock units	$—	$—	$—		$—		$—	$874,847	$212,991	$212,991		$874,847

	Total	$444,330	$194,106	$935,216		$444,330		$250,224	$2,303,067	$1,714,780	$1,108,126		$1,822,681

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause following a Change in Control	Disability	Death	Change in Control(1)
Ellen C. Wolf	Cash severance	$—	$—	$480,000	$—	$—	$480,000	$—	$—	$—
	Outplacement services	$—	$—	$10,500	$—	$—	$—	$—	$—	$—
	Deferred compensation benefits	$159,048	$159,048	$264,121	$264,121	$—	$264,121	$159,048	$264,121	$264,121
	Nonqualified pension benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Qualified pension benefits	$133,951	Not eligible	$133,951	$133,951	$133,951	$133,951	$248,248	$103,958	$133,951
	Life insurance and Employee Assistance Program	$—	$—	$386	$—	$—	$386	$—	$—	$—
	Options	$—	$—	$605,335	$605,335	$—	$605,335	$605,335	$605,335	$605,335
	Restricted stock units	$—	$—	$999,043	$999,043	$—	$960,390	$322,131	$322,131	$960,390

	Total	$292,999	$159,048	$2,493,336	$2,002,450	$133,951	$2,444,183	$1,334,762	$1,295,545	$1,963,797

Kellye L. Walker	Cash severance	$—	$—	$375,000	$—	$—	$375,000	$—	$—	$—
	Outplacement services	$—	$—	$10,500	$—	$—	$—	$—	$—	$—
	Deferred compensation benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Nonqualified pension benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Qualified pension benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Life insurance and Employee Assistance Program	$—	$—	$386	$—	$—	$386	$—	$—	$—
	Options	$—	$—	$—	$—	$—	$99,958	$99,958	$99,958	$99,958
	Restricted stock units	$—	$—	$—	$—	$—	$241,992	$—	$—	$241,992

	Total	$—	$—	$385,886	$—	$—	$717,336	$99,958	$99,958	$341,950

John R. Bigelow	Cash severance	$—	$—	$290,000	$—	$—	$290,000	$—	$—	$—
	Outplacement services	$—	$—	$10,500	$—	$—	$—	$—	$—	$—
	Deferred compensation benefits	$97,648	$97,648	$97,648	$97,648	$—	$97,648	$97,648	$97,648	$97,648
	Nonqualified pension benefits	$687,958	$687,958	$687,958	$687,958	$687,958	$687,958	$1,338,394	$622,058	$687,958
	Qualified pension benefits	$518,410	$518,410	$518,410	$518,410	$518,410	$518,410	$1,031,868	$482,065	$518,410
	Life insurance and Employee Assistance Program	$—	$—	$386	$—	$—	$386	$—	$—	$—
	Options	$—	$—	$—	$—	$—	$182,049	$182,049	$182,049	$182,049
	Restricted stock units	$—	$—	$—	$—	$—	$304,293	$86,797	$86,797	$304,293

	Total	$1,304,016	$1,304,016	$1,604,902	$1,304,016	$1,206,368	$2,080,744	$2,736,756	$1,470,617	$1,790,358

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause following a Change in Control	Disability	Death	Change in Control(1)

John S. Young	Cash severance	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Outplacement services	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Deferred compensation benefits	$—	$94,812	$—	$—	$—	$—	$—	$—	$—
	Nonqualified pension benefits	$—	$2,462,587	$—	$—	$—	$—	$—	$—	$—
	Qualified pension benefits	$—	$1,644,715	$—	$—	$—	$—	$—	$—	$—
	Life insurance and Employee Assistance Program	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Options(2)	$—	$109,708	$—	$—	$—	$—	$—	$—	$—
	Restricted stock units(2)	$—	$255,701	$—	$—	$—	$—	$—	$—	$—

	Total	$—	$4,567,523	$—	$—	$—	$—	$—	$—	$—

(1)	Pension and deferred compensation amounts shown in this column assume a termination of employment (other than an involuntary termination for cause) following a change in control. Restricted stock unit amounts shown in this column are payable upon a change in control, without a termination of employment.

(2)	If Mr. Young had retired on December 31, 2010 with accelerated vesting, the value of the options would have been $387,328 and the value of the restricted stock would have been $542,240.

RELATED PERSON TRANSACTION PROCEDURES

We have adopted a written procedure for approving and ratifying related person transactions. The procedure covers transactions or series of transactions between directors, nominees, employees and stockholders who own more than 5 percent of any class of voting securities and immediate family members of any such persons and American Water where any of the classes of persons described above has a direct or indirect material interest.

Permission for a related person transaction may only be granted in writing in advance by the following:

•	the audit committee of the board of directors in the case of transactions involving officers, directors and/or employees in certain senior grade levels;

•	the ethics committee in the case of all other employees; or

•	in any case, the board of directors, acting through its disinterested members only.

Transactions involving compensation of executive officers are reviewed and, if appropriate, approved by the compensation committee of the board of directors (or a group of our independent directors performing a similar function) as specified in the charter of the compensation committee.

Before any related person transaction is permitted, the following factors are to be considered:

•	the related person’s interest in the transaction;

•	the dollar value of the amount involved in the transaction;

•	the dollar value of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction is to be undertaken in the ordinary course of business of American Water;

•	whether the transaction with the related person is proposed to be entered into on terms more favorable to American Water than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to American Water of, the transaction; and

•	any other information regarding the transaction or the related person that are material in light of the circumstances of the particular transaction.

Approval of a related person transaction will be granted only if it is determined that, under all of the circumstances, the transaction is in the best interests of American Water and only so long as those interests outweigh any negative effects that may arise from permitting it to occur.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of American Water’s financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management is responsible for American Water’s internal controls and financial reporting process. PricewaterhouseCoopers LLP, American Water’s independent registered public accounting firm, is responsible for performing an independent audit of American Water’s consolidated financial statements and for issuing a report on these financial statements and on the effectiveness of American Water’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the fiscal year ended December 31, 2010.

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

3.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s conversations with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in American Water’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Martha Clark Goss (Chair)

Stephen P. Adik

George MacKenzie

William J. Marrazzo

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees paid to PricewaterhouseCoopers LLP for professional services rendered with respect to 2010 and 2009.

	Fiscal Year 2010	Fiscal Year 2009
Audit Fees(1)	$3,461,850	$4,435,250
Audit-Related Fees	—	—
Tax Fees(2)	569,310	1,108,439
All Other Fees(3)	274,857	4,558

Total	$4,306,017	$5,548,247

(1)	Represents fees for professional services provided in connection with the audit of the Company’s annual consolidated financial statements, reviews of the Company’s interim financial statements included on our quarterly reports on Form 10-Q, audits of the Company’s subsidiaries and services in connection with comfort letters, consents and procedures related to documents filed with the Securities and Exchange Commission.

(2)	Represents fees for professional services in connection with the review of the Company’s federal and state tax returns and tax advice related to tax compliance, tax planning and tax refund claims.

(3)	Represents fees for professional services provided in connection with employee travel expenses, business transformation and software licensing fees for disclosure checklists, workforce diagnostic and accounting research tools.

Approval of audit and permitted non-audit services. The audit committee has the responsibility to approve in advance all audit and permitted non-audit services performed by its independent registered public accounting firm. As allowed by applicable law, the audit committee has delegated to its Chair the authority to grant pre-approval of audit and permitted non-audit services provided by its independent registered public accounting firm and associated fees up to a maximum of $20,000 per service provided and $50,000 in the aggregate per annum. The Chair of the audit committee reports any pre-approval of these services to the full audit committee at its next regularly scheduled meeting following the pre-approval.

(Proposal 2)

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for American Water during the fiscal year ending December 31, 2011, and is recommending that the stockholders ratify this appointment. PricewaterhouseCoopers LLP has served as our auditors since 1948. Although stockholder ratification is not required by our organizational documents, or applicable law, the board of directors is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice.

In the event the stockholders fail to ratify the appointment, the audit committee will reconsider its selection. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of our company and our stockholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions at the Annual Meeting.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2011.

(Proposal 3)

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the “Dodd-Frank Act,” enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this proxy statement.

As described more fully under “Compensation Discussion and Analysis,” our executive compensation philosophy and programs are designed to create a positive correlation of pay to performance, consistent with sound governance principles. As explained in detail in that section, we believe that our compensation philosophy and programs contribute to our overall objective of being a trusted steward of the environment, meeting or exceeding our customer’s expectations regarding water and wastewater service and value, and promoting the safety and well-being of our workforce, while simultaneously being the trusted stewards of our investors’ capital by creating stockholder value. Our EPS performance, as measured for purposes of our annual incentive plan, increased by 28% from 2009 to 2010, while we recorded 19% fewer Notices of Violations, or “NOVs,” in 2010 than in 2009. See “2010 Compensation—Annual Incentive Plan” for additional information.

Accordingly, the Board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of American Water Works Company, Inc. approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2011 annual meeting of stockholders.

While the vote is not binding on us, our compensation committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers.

(Proposal 4)

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to vote, on an advisory (non-binding) basis, on how frequently an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

After careful consideration of the frequency alternatives, our board of directors has determined that conducting an advisory vote on executive compensation that occurs every year is the most appropriate alternative for American Water.

In formulating its recommendation, our board of directors considered that an annual advisory vote on executive compensation will enable our stockholders to provide us with their direct input on our compensation for named executive officers every year. We believe that an annual vote will best enable us to obtain stockholder views on a reasonably current basis.

The board of directors will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the board of directors may decide that it is in the best interests of American Water and its stockholders to hold an advisory vote more or less frequently than the alternative that has been selected by our stockholders.

Recommendation of the Board of Directors

The board of directors unanimously recommends the approval of an ANNUAL advisory vote on the compensation of our named executive officers.

STOCKHOLDER PROPOSALS

Any stockholder who, in accordance with SEC rules, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit the proposal to the Office of the Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, NJ 08043. Stockholder proposals for inclusion in our proxy statement for the 2012 Annual Meeting must be received on or before November 27, 2011 and must comply in all other respects with applicable SEC rules.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2012 Annual Meeting of Stockholders other than a proposal for inclusion in the proxy statement pursuant to the SEC’s rules, or who wants to nominate a person for election to the board of directors at that meeting, must notify the

Office of the Secretary of American Water in writing and provide the specified information described in our Bylaws concerning the proposed business or nominee. The notice must be delivered to or mailed to the address set forth in the preceding paragraph and received at American Water’s principal executive offices not less than 90 days prior to the first anniversary of the date of the 2011 Annual Meeting of Stockholders. As a result, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC rules relating to stockholder proposals for inclusion in the proxy materials) must be received no later than February 7, 2012, unless our annual meeting date occurs more than 30 days before or after May 6, 2012, in which case the stockholder’s notice must be received not later than the ninetieth day prior to the date of the annual meeting (or, if later, the tenth day following the day on which public announcement is first made of the date of the annual meeting and of the nominees proposed by the Board to be elected at such meeting). The requirements for such notice are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Office of the Secretary at the address set forth above.

OTHER MATTERS

At the time this proxy statement went to press, we knew of no other matters that had been properly presented to be acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting, then your proxy will vote in accordance with his or her discretion.

DIRECTIONS TO

AMERICAN WATER WORKS COMPANY, INC.

2011 ANNUAL MEETING OF STOCKHOLDERS

The Wyndham Hotel

1111 Route 73 North

Mount Laurel, New Jersey 08054

FROM PHILADELPHIA / CENTER CITY: Take Ben Franklin Bridge to Route 70 East. Follow Route 70 East to Route 73 South. Follow Route 73 South to Mount Laurel. The Hotel will be on the left. Make a U-turn at Howard Blvd.

FROM NORTH EAST PHILADELPHIA: Take Betsy Ross Bridge. Follow signs for Route 73 South. The Hotel will be on the left-approximately 8 miles. Make a U-turn at Howard Blvd.

FROM PHILADELPHIA INTERNATIONAL AIRPORT: Take Walt Whitman Bridge to Route 42 South. Follow Route 42 South to 295 North. Follow 295 North to Exit 36A (Route 73 toward Berlin). Follow Route 73 South to Mount Laurel. The Hotel will be on the left. Make a U-turn at Howard Blvd.

FROM DELAWARE / MARYLAND: Take Delaware Memorial Bridge to 295 North. Follow 295 North to Exit 36A (Route 73 toward Berlin). Follow Route 73 South to Mount Laurel. The Hotel will be on the left. Make a U-turn at Howard Blvd.

FROM NORTH JERSEY / NEW YORK: Take New Jersey Turnpike South to Exit 4. Follow the signs for Route 73 South. The Hotel will be on the left. Make a U-turn at Howard Blvd.

FROM ATLANTIC CITY AREA: Take Atlantic City Expressway to Route 73 North. Follow Route 73 North to Mount Laurel. The Hotel will be on the right.

PARKING

COMPLIMENTARY SELF-PARKING IS AVAILABLE AT THE WYNDHAM, 1111 ROUTE 73 NORTH, MOUNT LAUREL, NEW JERSEY, 08054.

INFORMATION ABOUT ADVANCE REGISTRATION FOR ATTENDING THE MEETING

An admission card will be required to enter American Water’s annual meeting. Please follow the advance registration instructions below and an admission card will be mailed to you. Upon arrival at the annual meeting, you will be asked to present your admission card and appropriate picture identification to enter the meeting.

Attendance at the annual meeting is limited to American Water stockholders or their named representatives. We reserve the right to limit the number of representatives who may attend the meeting.

•

If you hold your American Water shares directly, and not through a broker, bank or other nominee, and you plan to attend the annual meeting, please send an annual meeting advance registration request, containing the information listed below, to:

American Water Investor Relations

1025 Laurel Oak Road

Voorhees, New Jersey 08043

Attention: Annual Meeting Advance Registration

Please include the following information:

•	Your name and complete mailing address.

•	If you will be naming a representative to attend the meeting on your behalf, the name, address and phone number of that individual;

•

If your American Water shares are held for you in a brokerage, bank or other institutional account and you wish to attend the annual meeting, please send an annual meeting advance registration request containing the information listed below, to the address listed above:

Please include the following information:

•	Your name and complete mailing address;

•	If you will be naming a representative to attend the meeting on your behalf, the name, address and phone number of that individual;

•	Proof that you own American Water shares (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement)

If you have questions regarding admission to the annual meeting, please visit our website at aw.investorrelations@amwater.com or call American Water’s Investor Relations department at 1-877-310-7174.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000094512_1 R1.0.0.11699

AMERICAN WATER WORKS COMPANY, INC.

1025 LAUREL OAK ROAD

VOORHEES, NJ 08043

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59

P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,

Edgewood, NY 11717.

The Board of Directors recommends you vote FOR

the nominees listed below:

1. Election of Directors For Against Abstain

01 Stephen P. Adik

02 Martha Clark Goss

03 Julie A. Dobson

04 Richard R. Grigg

05 Julia L. Johnson

06 George MacKenzie

07 William J. Marrazzo

08 Jeffry E. Sterba

The Board of Directors recommends you vote FOR

proposals 2 and 3: For Against Abstain

2. Ratification of the appointment of

PricewaterhouseCoopers LLP as our independent

registered public accounting firm for fiscal

year ended December 31, 2011.

3. Advisory vote on executive compensation.

The Board of Directors recommends you

vote for 1 YEAR on the following

proposal: 1 year 2 years 3 years Abstain

4. Advisory vote on frequency of executive

compensation votes.

NOTE: To act on such other business as may properly

come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. All holders, including each joint owner, must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If the holder is a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

For address change/comments, mark here.

(see reverse for instructions)

0000094512_2 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2010 Annual

Report on Form 10-K is/are available at www.proxyvote.com .

AMERICAN WATER WORKS COMPANY, INC.

Annual Meeting of Stockholders

May 6, 2011 10:00 AM, EDT

This proxy is solicited by the Board of Directors

The undersigned stockholder of AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation, hereby appoints George MacKenzie and Jeffry E.

Sterba, or either of them, proxies, each with the power to appoint his substitute, to represent the undersigned and to vote, subject to the instructions on the reverse side, all of the shares of Common Stock of the Company that the stockholder would be entitled to vote if personally present at the Annual Meeting of

Stockholders to be held at 10:00 a.m., Eastern Daylight Time, on May 6, 2011, at the Wyndham Hotel, 1111 Route 73 North, Mount Laurel, New Jersey 08054,

and any adjournment or postponement thereof.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION

IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR

PROPOSAL 2, FOR PROPOSAL 3, FOR ONE YEAR ON PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER

BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Address change/comments:

Continued and to be signed on reverse side